                                                                Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION




                                  BY AND AMONG




                               NFC CASTINGS, INC.,




                                NC MERGER COMPANY




                                       AND




                               NEENAH CORPORATION










                                NOVEMBER 20, 1996

                      AGREEMENT AND PLAN OF REORGANIZATION
                                TABLE OF CONTENTS

ARTICLE I
DEFINITIONS................................................................  1
            1.1.  Defined Terms............................................  1

ARTICLE II
THE MERGER.................................................................  9
            2.1.  The Merger...............................................  9
            2.2.  The Closing.............................................. 10
            2.3.  Actions at Closing....................................... 10
            2.4.  Effect of Merger......................................... 10
            2.5.  Procedure for Payment.................................... 11
            2.6.  Post-Closing Adjustment.................................. 12

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY.................................. 14
            3.1.  Organization and Authority............................... 15
            3.2.  Authority; Validity...................................... 16
            3.3.  No Violation............................................. 16
            3.4.  Third Party Consents..................................... 17
            3.5.  Financial Statements..................................... 17
            3.6.  Tax Matters.............................................. 17
            3.7.  Absence of Certain Changes............................... 19
            3.8.  Assets................................................... 21
            3.9.  Bank Accounts............................................ 24
            3.10. Litigation............................................... 24
            3.11. Compliance With Laws..................................... 24
            3.12. Insurance................................................ 25
            3.13. Material Contracts and Commitments....................... 25
            3.14. Labor Matters............................................ 26
            3.15. Employee Benefit Plans................................... 27
            3.16. Environmental Matters.................................... 28
            3.17. Proprietary Rights....................................... 29
            3.18. Accounts Receivable...................................... 30
            3.19. Product Warranty......................................... 30
            3.20. Sufficiency of Assets.................................... 30
            3.21. Accuracy of Representations.............................. 30
            3.22. Opinion of Financial Advisor............................. 30
            3.23. Transactions with Affiliates............................. 30
            3.24. Funded Debt.............................................. 31
            3.25. Closing Date............................................. 31

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO......................... 31
            4.1.  Organization............................................. 31
            4.2.  No Violation............................................. 31
            4.3.  Authority................................................ 31
            4.4.  Third Party Consents..................................... 32

            4.5. Investment/Operational Intent............................. 32
            4.6. Closing Date.............................................. 33

ARTICLE V
COVENANTS.................................................................. 33
            5.1.  Access to Information and Records........................ 33
            5.2.  Conduct of Business Pending the Closing.................. 33
            5.3. HSR Act Filings........................................... 35
            5.4.  Consents................................................. 36
            5.5.  Publicity................................................ 36
            5.6.  Merger Payment Statements................................ 36
            5.7.  Disclosure Schedule...................................... 36
            5.8.  Company Shareholders Approval............................ 37
            5.9.  Newco Shareholder Approval............................... 37
            5.10. Indemnification of Directors and Officers................ 37
            5.11. Company Representative................................... 38
            5.12. Third Party Proposals.................................... 38
            5.13. Non-Competition; Non-Interference; Non-
            Solicitation................................................... 38

ARTICLE VI
CONDITIONS PRECEDENT TO PARENT'S AND NEWCO'S OBLIGATIONS................... 40
            6.1.  Representations and Warranties True on the Closing
            Date........................................................... 40
            6.2.  Compliance With Agreement................................ 40
            6.3.  Absence of Litigation.................................... 40
            6.4.  Consents and Approvals................................... 40
            6.5.  HSR Act Waiting Period................................... 41
            6.6.  No Material Adverse Effect............................... 41
            6.7.  Shareholders Approval.................................... 41
            6.8.  Articles of Merger....................................... 41
            6.9.  Documents to be Delivered by Company..................... 41
            6.10. Merger Payment Statements................................ 42
            6.11. Amendment of Restated Articles........................... 42
            6.12. Termination of Restrictive Stock Transfer
            Agreement...................................................... 42
            6.13. Note Repayment and Release of Stock Pledge............... 42
            6.14. Real Property............................................ 43
            6.15. Financing................................................ 43
            6.16. Due Diligence............................................ 43
            6.17. Minimum Cash on Hand..................................... 43

ARTICLE VII
CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS.............................. 43
            7.1.  Representations and Warranties True on the Closing
            Date........................................................... 44
            7.2.  Compliance With Agreement................................ 44
            7.3.  Absence of Litigation.................................... 44
            7.4.  HSR Act Waiting Period................................... 44
            7.5.  Documents to be Delivered by Parent and Newco............ 44
            7.6.  Articles of Merger....................................... 45
            7.7.  Shareholders Approval.................................... 45

            7.8.  Merger Price............................................. 45
            7.9.  Reliance Letter.......................................... 45

ARTICLE VIII
SURVIVAL; INDEMNIFICATION.................................................. 45
            8.1.  Survival; Remedies for Breach............................ 45
            8.2.  Indemnification on Behalf of Company Shareholders;
            Escrow of Funds................................................ 47
            8.3.  Indemnification by Parent................................ 50
            8.4.  Procedures for Indemnification........................... 50
            8.5.  Procedures for Third-Party Claims........................ 51

ARTICLE IX
TERMINATION OF AGREEMENT................................................... 52
            9.1.  Causes................................................... 52
            9.2. Effect of Termination..................................... 53
            9.3.  Right to Proceed......................................... 53

ARTICLE X
DISPUTE RESOLUTION......................................................... 53
            10.1. Dispute.................................................. 53
            10.2. Process.................................................. 54
            10.3. Negotiations............................................. 54
            10.4. Mediation................................................ 54
            10.5. Submission to Adjudication............................... 55
            10.6. General.................................................. 55

ARTICLE XI
MISCELLANEOUS.............................................................. 56
            11.1. Further Assurance........................................ 56
            11.2. Assignment............................................... 56
            11.3. Law Governing Agreement.................................. 56
            11.4. Amendment and Modification............................... 57
            11.5. Notice................................................... 57
            11.6. Expenses................................................. 58
            11.7. Entire Agreement; Binding Effect......................... 58
            11.8. Counterparts............................................. 59
            11.9. Headings................................................. 59
            11.10. Construction............................................ 59
            11.11. Specific Performance.................................... 59
            11.12. Waiver of Jury Trial.................................... 59
            11.13. No Strict Construction.................................. 59
            11.14. Time of the Essence; Computation of Time................ 59

                                    Schedules

Disclosure Schedule

Schedule 9.1(c)(iv)                 Termination Events




                             Exhibits
                             --------

Exhibit A               Articles of Merger
Exhibit B               Merger Agreement
Exhibit C               Escrow Agreement
Exhibit D               Merger Payment Statement
Exhibit E               Opinion of Company's Counsel
Exhibit F               Opinion of Parent's and Newco's Counsel
Exhibit G               Paying Agent Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION



            THIS AGREEMENT AND PLAN OF REORGANIZATION is made as of November 20, 1996, by and among NFC CASTINGS, INC., a Delaware corporation ("Parent"), NC MERGER COMPANY, a Wisconsin corporation ("Newco") and NEENAH CORPORATION, a Wisconsin corporation (the "Company"). The Company and Newco sometimes are referred to collectively herein as the "Constituent Corporations".

                                    RECITALS

            A. The Company and the Subsidiaries are engaged in the businesses of
(i) manufacturing and selling gray iron and ductile iron castings to the transportation and construction industries; (ii) manufacturing and selling customized machinery and control systems for the foundry industry and (iii) operating a common and contract carrier (collectively, the "Business").

            B. Newco is a wholly owned subsidiary of Parent.

            C. Parent desires to acquire the Company.

            D. This Agreement contemplates a transaction in which Parent will acquire the Company for cash in an aggregate amount equal to the Merger Price, plus the Positive Closing Date Adjustment Amount or minus the Negative Closing Date Adjustment Amount, as the case may be, through a reverse subsidiary merger of Newco with and into the Company, whereby all of the outstanding shares of capital stock of the Company will be converted into the right to receive cash on the terms and conditions specified herein.

            NOW, THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

      1.1. Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

            "Accounting Principles" shall mean the following: (i) each accounting term used herein shall have the meaning that is applied thereto in accordance with generally accepted accounting principles unless a different meaning is set forth herein for such term, and each account included in the Closing Date Balance Sheet shall be calculated in accordance with generally accepted accounting principles and shall be consistent with the books and records of the Company, provided that all known arithmetic errors shall be corrected in the calculation of each account set forth above, regardless of materiality; (ii) with respect to the calculation of the levels of the accounts set forth above, no change in accounting principles shall be made from those utilized in preparing the Financial Statements, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business; and (iii) for purposes of the preceding clauses, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

            "Acquisition Proposal" shall have the meaning specified in Section
5.12 of this Agreement.

            "Adjusted Final Closing Date Net Worth" shall mean the amount determined by adding (i) the Final Closing Date Net Worth plus (ii) the Base Date Vehicle Value plus (iii) the Base Date Cash Surrender Value.

            "Agreement" shall mean this Agreement and Plan of Reorganization, together with the exhibits and schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

            "Arbitrating Accountant" shall have the meaning specified in Section 2.6(b) of this Agreement.

            "Articles of Merger" shall mean the Articles of Merger in the form attached hereto as Exhibit A.

            "Base Date Cash Surrender Value" shall mean the aggregate cash surrender value as of the date of the Most Recent Balance Sheet of the life insurance policies owned by the Company and/or Subsidiaries on the lives of E.W. Aylward, Andrew A. Aylward, Richard J. Aylward and Thomas R. Franklin and listed in Section 3.12 of the Disclosure Schedule. (For illustrative purposes only, the cash surrender value of these policies as of March 31, 1996 was $594,800.)

            "Base Date Vehicle Value" shall mean the aggregate net book value as of the date of the Most Recent Balance Sheet of the four vehicles listed as items 1, 2, 3 and 4 on the list of

"Excluded Assets" set forth in Section 3.8(e) of the Disclosure Schedule (or, in the case of a vehicle so listed that was acquired as a replacement after the date of the Most Recent Balance Sheet, the predecessor of such vehicle), as determined from the books and records of the Company and/or the Subsidiaries.

            "Base Net Worth" shall mean the amount of $62,675,790.00, which is the consolidated net worth (total stockholders' equity) of the Company and the Subsidiaries shown on the Most Recent Balance Sheet.

            "Business" shall have the meaning specified in the Recitals of this Agreement.

            "Buying Group" shall mean, collectively, Parent and Newco and their respective permitted successors and permitted assigns.

            "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act.

            "Class A Common Stock" shall mean the 1,000 authorized shares of the Company's Class A Common Stock, $100 par value.

            "Class B Common Stock" shall mean the 10,000 authorized shares of the Company's Class B Common Stock, $100 par value.

            "Closing" shall mean the conference to be held at 10:00 A.M. Central Time, on the Closing Date at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York, 10019, counsel for Parent's Lenders, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

            "Closing Date" shall have the meaning specified in Section 2.2 of this Agreement.

            "Closing Date Balance Sheet" shall have the meaning specified in
Section 2.6(a) of this Agreement.

            "Closing Date Net Worth" shall have the meaning specified in Section 2.6(a) of this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company" shall mean Neenah Corporation, a Wisconsin corporation.

            "Company Capital Stock" shall mean, collectively, the Class A Common Stock, the Class B Common Stock and the Preferred
Stock.

            "Company Common Stock" shall mean, collectively, the Class A Common Stock and the Class B Common Stock.

            "Company Employees" shall mean any persons employed by Company or any Subsidiary.

            "Company Representative" shall mean the person appointed to that position as provided in Section 5.11 of this Agreement.

            "Company Shareholder" shall mean any Person who holds any Company Capital Stock.

            "Constituent Corporations" shall have the meaning specified in the preamble of this Agreement.

            "Covered Activities" shall have the meaning specified in Section 5.13(a) of this Agreement.

            "Covered Individuals" shall mean E.W. Aylward and Andrew A. Aylward.

            "CPR" shall have the meaning specified in Section 10.4 of this Agreement.

            "Cut-off Date" shall have the meaning specified in Section 8.1(a) of this Agreement.

            "De Minimis Claim" shall mean any individual claim for indemnification if the amount of the Loss attributable to such claim does not exceed $10,000.00.

            "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Company to the Parent and Newco contemporaneously with the execution and delivery of this Agreement and as the same may be updated from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

            "Dispute" shall have the meaning specified in Section
10.1 of this Agreement.

            "Dissenting Share" shall mean a share of Company Capital Stock that any Company Shareholder who has exercised his or its dissenters' rights under the Wisconsin Business Corporation Law holds of record.

            "Effective Time" shall mean the time and date when the Company and Newco file the Articles of Merger with the Wisconsin Department of Financial Institutions.

            "Employee Benefit Plan" shall have the meaning specified in Section 3.15(a) of this Agreement.

            "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment, including, without limitation, Laws relating to emissions, discharges, treatment, disposal, handling, generation, storage, Release or threatened Release of Hazardous Substances into the environment, including, without limitation, the Clean Water Act, the Clean Air Act, RCRA, the Toxic Substances Control Act and CERCLA, all as in force and effect as of the Closing.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Agent" shall mean Bank One, Milwaukee, N.A.

            "Escrow Agreement" shall mean the Escrow Agreement in the form of Exhibit C attached to this Agreement.

            "Escrow Deposit" shall have the meaning specified in Section 2.5(a) of this Agreement.

            "Excluded Assets" shall have the meaning specified in Section 3.8(e) of this Agreement.

            "Final Closing Date Balance Sheet" shall have the meaning specified in Section 2.6(b) of this Agreement.

            "Final Closing Date Net Worth" shall have the meaning specified in
Section 2.6(b) of this Agreement.

            "Financial Statements" shall mean the consolidated financial statements of the Company and its Subsidiaries consisting of (i) the consolidated balance sheets of the Company as of March 31, 1996, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for the years then ended, together with the auditor's report thereon, and
(ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1996 and the related unaudited statements of income for the interim period then ended and the corresponding period of the preceding year.

            "Funded Debt", of the Company or any Subsidiary, shall mean, without duplication: all obligations under indebtedness for borrowed money (including, without limitation, principal, interest, overdrafts, penalties, premiums, fees, expenses, indemnities and breakage costs), all obligations under capital leases, notes payable, guaranties and drafts accepted representing extensions of credit.

            "Hazardous Substance" shall mean any substance that is a "hazardous substance" under CERCLA, any substance that is a "hazardous waste" under RCRA, or any pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos or polychlorinated biphenyl.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Indemnified Party" shall mean any Party seeking indemnification under Article VIII of this Agreement.

            "Indemnifying Party" shall mean the Party from whom the indemnification is sought under Article VIII of this Agreement.

            "Knowledge of Company" or "Company's Knowledge" shall mean the actual knowledge of the individuals listed below:

                  E.W. Aylward                  Charles M. Kurtii
                  Andrew A. Aylward             William J. Martin
                  Thomas R. Franklin            John Z. Rader
                  Gary W. LaChey                James P. Keating, Jr.

            "Law" shall mean any federal, state, local or other governmental law, rule or regulation of any kind, and the rules and regulations promulgated thereunder.

            "Leased Real Property" shall mean, collectively, all of the parcels of real estate leased by the Company or any Subsidiary pursuant to the Leases.

            "Leases" shall mean the real estate lease, sublease and other occupancy agreements to which the Company or any Subsidiary is a party listed in
Section 3.8(f) of the Disclosure Schedule.

            "Losses" shall mean damages, liabilities, deficiencies, claims, actions, charges, demands, judgments, interest, losses, or costs or expenses of whatever kind (including, without limitation, reasonable attorneys' fees but exclusive of loss of profits or consequential damages).

            "Material Adverse Effect" shall mean a material adverse effect on the Business, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole.

            "Material Contracts" shall have the meaning specified in Section
3.13 of this Agreement.

            "Merger" shall mean the merger of Newco with and into the Company described in Article II of this Agreement.

            "Merger Agreement" shall mean the Merger Agreement in the form attached hereto as Exhibit B.

            "Merger Payee" shall mean a Company Shareholder who has not exercised dissenters' rights under the Wisconsin Business Corporation Law with respect to the Merger.

            "Merger Payment Statement" shall mean a Merger Payment Statement in the form of Exhibit D attached to this Agreement

            "Merger Price" shall mean the sum of $240,000,000.00, to be delivered by Newco pursuant to Article II of this Agreement, subject to later adjustment as provided in Section 2.6(e) of this Agreement.

            "Merger Price Per Share" shall mean the quotient determined by dividing the Merger Price of $240,000,000 to be delivered by Newco at Closing by the total number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time. (For illustration purposes only, based on the total issued and outstanding shares of Company Common Stock set forth in
Section 3.1(c) of this Agreement, the Merger Price Per Share would equal $54,060.14.)

            "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1996.

            "Negative Closing Date Adjustment Amount" shall have the meaning specified in Section 2.6(e) of this Agreement.

            "Newco" shall mean NC Merger Company, a Wisconsin corporation.

            "Newco Capital Stock" shall mean the 1,000 authorized shares of Newco's Common Stock, without par value.

            "Non-Competition Period" shall have the meaning specified in Section 5.13(a) of this Agreement.

            "Ordinary Course" shall mean the ordinary course of business of the Company and its Subsidiaries, consistent with their custom and practice as in effect as of September 30, 1996 and the date of this Agreement.

            "Parent" shall mean NFC Castings, Inc., a Delaware corporation.

            "Parent's Lenders" shall mean The Chase Manhattan Bank and Chase Securities Inc., or such other lenders providing the financing to Parent necessary to effect the Merger and provide Newco with funds sufficient to deliver the Merger Price and provide for the ongoing working capital needs of the Company during the term of the senior bank financing.

            "Parties" shall mean, collectively, the Company, Parent and Newco.

            "Paying Agent" shall mean Bank One, Milwaukee, N.A.

            "Paying Agent Agreement" shall mean the Paying Agent Agreement in the form of Exhibit G attached to this Agreement.

            "Person" shall mean a natural person, corporation, limited liability company, trust, partnership, government entity, agency or branch or department thereof, or any other legal entity.

            "Positive Closing Date Adjustment Amount" shall have the meaning specified in Section 2.6(e) of this Agreement.

            "Preferred Stock" shall mean the 3,000 authorized shares of Preferred Stock of the Company, $100 par value.

            "Proprietary Rights" shall mean all of the following items owned, used or held for use by the Company or any Subsidiary: (i) all patents, patent applications, inventions, trade names and corporate names, trademarks, service marks, trademark registrations, service mark registrations, trade mark applications, service mark applications, registered copyrights, copyright applications, together with all goodwill associated therewith; and (ii) trade secrets and confidential information.

            "Pro Rata Percentage" shall mean, as to each Company Shareholder, the ownership percentage set forth opposite such Person's name under the heading "Pro Rata Ownership Percentage" in the applicable portion of Section 3.1(c) of the Disclosure Schedule.

            "Pro Rata Portion" of an obligation or benefit shall mean, as to any Company Shareholder, the product of (i) the total amount of the obligation or benefit, times (ii) the Pro Rata Percentage of such Company Shareholder.

            "RCRA" shall mean the federal Resource Conservation and Recovery
Act.

            "Real Property" shall mean all real property owned in whole or in part by the Company or any Subsidiary.

            "Release" shall have the meaning set forth in CERCLA.

            "Replacement" shall have the meaning specified in Section 10.6(g) of this Agreement.

            "Request" shall have the meaning specified in Section 10.4 of this Agreement.

            "Subsidiaries" shall mean Neenah Foundry Company, a Wisconsin corporation, Neenah Transport, Inc., a Wisconsin corporation, and Hartley Controls Corporation, a Wisconsin corporation, all of which are wholly owned by the Company.

            "Surviving Corporation" shall mean the Company as the survivor of the Merger.

            "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Acquisition" shall have the meaning specified in
Section 5.12 of this Agreement.

            "Third-Party Claim" shall mean a legal proceeding, action, claim or demand instituted by any third person or governmental entity.

            "Title Company" shall have the meaning specified in Section 6.14(a) of this Agreement.



                                   ARTICLE II
                                   THE MERGER

      2.1. The Merger. This Agreement provides for the merger of Newco with and into the Company, whereby it is contemplated that each outstanding share of the Newco Capital Stock will be converted into one share of the Class A Common Stock, and each outstanding share of the Company Capital Stock will be converted into cash as provided in this Agreement. On and subject to the terms and conditions of this Agreement, as of the Effective Time, Newco will be merged with and into the Company, which shall continue to be governed by the Laws of the State of Wisconsin, and the separate existence of Newco shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in, the Wisconsin Business Corporation Law.

      2.2. The Closing. The Closing shall take place on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing itself) but in no event later than January 31, 1997, or such other time and date as the Parties may mutually determine (the "Closing Date").

      2.3. Actions at Closing. At the Closing, (i) the Company will deliver to Parent and Newco the various certificates, instruments and documents referred to in Article VI of this Agreement, (ii) Parent and Newco will deliver to the Company the various certificates, instruments and documents referred to in
Article VII of this Agreement, (iii) the Merger Agreement and the Articles of Merger shall be executed and acknowledged by each of Newco and the Company and filed with the Wisconsin Department of Financial Institutions, and (iv) Parent will cause Newco to deliver the Merger Price to the Paying Agent by wire transfer of immediately available funds to an account designated by the Paying Agent in writing not less than three days prior to the Closing Date.

      2.4. Effect of Merger.

            (a) General. The Merger shall become effective at the Effective Time. The Merger shall have the effect set forth in the Wisconsin Business Corporation Law. At the Effective Time, the identity, existence, rights, privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired by the Merger. The separate corporate existence of Newco shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations (except the Excluded Assets), and the Surviving Corporation shall be subject to all of the debts and liabilities of the Constituent Corporations as if the Surviving Corporation had itself incurred them. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Newco in order to carry out and effectuate the transactions contemplated by this Agreement.

            (b) Articles of Incorporation; Bylaws. The Restated Articles of Incorporation as amended as contemplated by Section 6.11 of this Agreement and the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Restated Articles of Incorporation and the Bylaws of the Surviving Corporation until amended in accordance with their respective terms and as provided by applicable law.

            (c) Directors and Officers. The directors and officers of Newco shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

            (d) Conversion of Company Capital Stock. At and as of the Effective Time, subject to Section 2.5 of this Agreement and subject to later adjustment as provided in Section 2.6(e) of this Agreement, (i) each outstanding share of Company Capital Stock that is Class A Common Stock (other than a Dissenting Share or shares held by Newco or Parent) shall be converted into the right to receive an amount in cash equal to the Merger Price Per Share, (ii) each outstanding share of Company Capital Stock that is Class B Common Stock (other than a Dissenting Share or shares held by Newco or Parent) shall be converted into the right to receive an amount in cash equal to the Merger Price Per Share, and (iii) each Dissenting Share, if any, shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Wisconsin Business Corporation Law. As provided in Section 2.5 of this Agreement, the amount to be received by each Merger Payee immediately after the Effective Time shall be reduced by that Merger Payee's Pro Rata Portion of the Escrow Deposit and by that Merger Payee's Pro Rata Portion of brokerage fees and expenses and professional fees and expenses incurred on behalf of the Company Shareholders, as indicated on the Merger Payment Statement for that Merger Payee.

            (e) Conversion of Newco Capital Stock. At and as of the Effective Time, each share of Newco Capital Stock shall be converted into one share of Class A Common Stock of the Surviving Corporation.

      2.5. Procedure for Payment.

            (a) Immediately after the Effective Time, the Paying Agent shall deposit or shall cause to be deposited with the Escrow Agent by wire transfer of immediately available funds, $12,000,000.00 of the Merger Price (the "Escrow Deposit"), to be held by the Escrow Agent in accordance with Section 8.2 of this Agreement and in accordance with the Escrow Agreement.

            (b) Immediately after the Effective Time, the Paying Agent shall pay or cause to be paid (i) to each Merger Payee for whom the Paying Agent has received a Merger Payment Statement duly signed by that Merger Payee, an amount equal to the "Net Merger Payment" shown on that Merger Payment Statement less such Merger Payee's proportionate share of professional fees and expenses as set forth in a schedule to be delivered by Company Representative to the Paying Agent, and (ii) such professional fees and expenses as directed by Company Representative in such schedule. Each such payment to a Merger Payee shall be by wire transfer of immediately available funds or otherwise as instructed on the Merger Payment Statement by the Merger Payee receiving payment.

            (c) Parent may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Merger Price (including any earnings thereon) remaining unpaid by the Paying Agent in accordance with paragraphs (a) and (b) above (through no fault of the Paying Agent) 180 days after the Effective Time, and thereafter all former Company Shareholders shall be entitled to look to the Surviving Corporation as general creditors thereof with respect to the cash payable upon surrender of their certificates.

            (d) Parent shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

            (e) After the Effective Time, no Person who was a Company Shareholder immediately prior to the Effective Time shall transfer any shares of Company Capital Stock other than to the Surviving Corporation as contemplated by
Section 2.5(c) of this Agreement.

      2.6. Post-Closing Adjustment.

            (a) As promptly as practicable after the Closing Date (but in no event later than 60 days after the Closing Date), the Company Representative will cause the accounting firm of Schenck & Associates SC to prepare and deliver concurrently to Parent and the Company Representative an audited consolidated balance sheet of the Company and its Subsidiaries (the "Closing Date Balance Sheet"), setting forth the consolidated net worth of the Company and the Subsidiaries immediately prior to the Effective Time on the Closing Date (the "Closing Date Net Worth"). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles (including the Accounting Principles) on a basis consistent with the Company's past practices and with the preparation of the Most Recent Balance Sheet, subject, however, to the following requirements, which requirements shall be adhered to irrespective of whether such requirements are in accordance with generally accepted accounting principles (including the Accounting Principles):

            (i) no reserves for product warranty claims or product liability claims shall be established with respect to the Company or any Subsidiary or the products sold by them, and the Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall contain no such reserves; and

            (ii) the amount of the reserve for worker's compensation claims contained in the Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall not exceed the amount of the reserve for worker's compensation claims contained in the Most Recent Balance Sheet.

One-half (1/2) of the fees and expenses of Schenck & Associates SC will be paid or accrued by the Company prior to Closing, and the balance shall be paid by the Parent or the Company after Closing and not accrued by the Company at or prior to Closing. The lesser of $50,000.00 or one-half (1/2) of the total fees and expenses charged by the title insurance company and the surveying company or companies to obtain the title insurance and surveys described in Section 6.14 of this Agreement will be paid or accrued by the Company prior to Closing, and the balance shall be paid by the Parent or the Company after Closing and not accrued by the Company at or prior to Closing.

            (b) If either Parent or the Company Representative claims that the Closing Date Balance Sheet has not been prepared in accordance with the requirements of Section 2.6(a), it will deliver to the other party a detailed statement describing the basis for any such claim within 15 days after receiving the Closing Date Balance Sheet. Parent and the Company Representative will use reasonable efforts to resolve any such claims themselves. If they do not obtain a final resolution within 90 days after the Closing Date, however, Parent and the Company Representative will select another accounting firm from among the "Big Six" accounting firms mutually acceptable to them to resolve any remaining such claims. If Parent and the Company Representative are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding any such firm affiliated with Parent or the Company Shareholders) (the "Arbitrating Accountant"). Upon submission to the Arbitrating Accountant for resolution, Parent shall indicate in writing its position on each disputed matter and the Company Representative shall do likewise. The Arbitrating Accountant shall choose one of the two positions on each disputed matter no later than 120 days after the Closing Date and such position will be conclusive and binding upon Parent and the Company Representative with respect to that disputed matter if delivered in writing. The proposed Closing Date Balance Sheet will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2.6(b). The term "Final Closing Date Balance Sheet" means the Closing Date Balance Sheet, together with any revisions thereto pursuant to this Section 2.6(b), and the term "Final Closing Date Net Worth" means the consolidated net worth of the Company and the Subsidiaries immediately prior to the Effective Time on the Closing Date as set forth on the Final Closing Date Balance Sheet. The Surviving Corporation and the Company Representative (on behalf of the Company Shareholders) each shall be responsible for and shall pay one-half (1/2) of the fees and expenses of the Arbitrating Accountant.

            (c) The Company Representative will make the work papers and back-up materials used in preparing the Closing Date Balance Sheet, and any books, records and financial staff of the Company Shareholders, and representatives of Schenck & Associates SC, available to Parent and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Date Balance Sheet at reasonable times and upon reasonable notice at any time during (a) the preparation of the Closing Date Balance Sheet, (b) the review by Parent and the Company Representative of the Closing Date Balance Sheet, and (c) the resolution by Parent and the Company Representative of any objections thereto.

            (d) Parent will make the work papers and back-up materials used in (or necessary for) the Closing Date Balance Sheet, and any books, records and financial staff of Parent and the Company and their accountants and other representatives, available to the Company Representative and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Date Balance Sheet at reasonable times and upon reasonable notice at any time during (a) the preparation of the Closing Date Balance Sheet, (b) the review by Parent and the Company Representative of the Closing Date Balance Sheet, and (c) the resolution by Parent and the Company Representative of any objections thereto.

            (e) The Merger Price will be adjusted if the Adjusted Final Closing Date Net Worth is greater or less than the Base Net Worth. If the Adjusted Final Closing Date Net Worth is greater than the Base Net Worth, then the Merger Price will be increased on a dollar-for-dollar basis by the amount of such excess (the "Positive Closing Date Adjustment Amount"). In such event, each Merger Payee's Pro Rata Portion of the Positive Closing Date Adjustment Amount will be paid by Parent to the Company Representative on behalf of such Merger Payee, by wire transfer of immediately available funds to an account or accounts designated by the Company Representative in writing, no later than three business days after the completion of the Final Closing Date Balance Sheet, and the Company Representative shall distribute that amount to such Merger Payee. If the Adjusted Final Closing Date Net Worth is less than the Base Net Worth, then the Merger Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency (the "Negative Closing Date Adjustment Amount"). In such event, the Company Representative will cause each of the Merger Payees to pay its Pro Rata Portion of the Negative Closing Date Adjustment Amount to Parent by wire transfer of immediately available funds to an account or accounts designated by Parent in writing, no later than three business days after the completion of the Final Closing Date Balance Sheet.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

      All representations and warranties of the Company are made subject to the exceptions which are set forth in the Disclosure Schedule and in any other schedules attached to this Agreement, as supplemented from time to time by the Company hereafter and prior to the Closing Date in accordance with the terms hereof to the extent specifically referenced therein. Except as specifically set forth in this Agreement, the Company makes no representations or warranties to Parent or Newco of any kind whatsoever, express or implied. Subject to the foregoing, the Company hereby represents and warrants to Parent and Newco as follows:

      3.1. Organization and Authority.

            (a) Company is a corporation duly organized, validly existing and is of active status under the Laws of the State of Wisconsin. Except as set forth in Section 3.1(a) of the Disclosure Schedule, Company is duly qualified to conduct business as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where the failure to do so would not have a Material Adverse Effect. Any states in which Company is licensed or qualified to do business are listed in Section 3.1(a) of the Disclosure Schedule.

            (b) Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

            (c) The authorized capital stock of the Company consists of the Class A Common Stock, of which 619.5 shares are issued and outstanding, the Class B Common Stock, of which 3,820 shares are issued and outstanding and the Preferred Stock, none of which shares are issued and outstanding. Section 3.1(c) of the Disclosure Schedule sets forth the names and number of shares of the Company Capital Stock owned by each of the Company Shareholders. All of the outstanding shares of the Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, except as set forth in Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, and are owned by the Company Shareholders free and clear of all liens, claims, encumbrances and restrictions whatsoever except as set forth in Section 3.1(c) of the Disclosure Schedule. No shares of Company Capital Stock or other ownership interest in the Company are reserved for issuance or are held as treasury shares, and, except for this Agreement, there are no outstanding options, convertible securities, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the Company Capital Stock pursuant to which the Company is or may become obligated to issue or redeem or exchange any shares of Company Capital Stock.

            (d) Section 3.1(d) of the Disclosure Schedule sets forth the jurisdiction of incorporation, capitalization and ownership of each of the Subsidiaries. Each of the Subsidiaries is a corporation duly organized, validly existing and of active status under the Laws of the State of Wisconsin. Except as set forth in Section 3.1(d) of the Disclosure Schedule, each of the Subsidiaries has all respective corporate power and authority to carry on its respective business as presently conducted and each Subsidiary is duly qualified to conduct business as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where the failure to do so would not have a Material Adverse Effect. Except for the Subsidiaries, Neenah Enterprises, Inc., an inactive Wisconsin corporation, and Neenah Foundry Export, Inc., an inactive Wisconsin corporation, and except as set forth in Section 3.1(d) of the Disclosure Schedule the Company does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or have any direct or indirect equity or other ownership interest in any entity or business.

            (e) The officers and directors of the Company and each of the Subsidiaries are set forth in Section 3.1(e) of the Disclosure Schedule.

            (f) True and complete copies of the Restated Articles of Incorporation and Bylaws of the Company and each of the Subsidiaries have been delivered to Parent. The minute books of the Company and the Subsidiaries which have been provided to Parent for examination contain complete and accurate records of all material corporate action taken by the boards of directors and stockholders of the Company and the Subsidiaries.

      3.2. Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company. Except for obtaining requisite stockholder approval, no corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation by Company of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company, enforceable against Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

      3.3. No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby will not cause a breach or violation of or default under any provision of (a) the articles of incorporation or bylaws of the Company or any of the Subsidiaries; (b) any Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its assets may be bound; or (c) any statute, law, rule, regulation, judgment, decree, order, injunction or other decision of any court, arbitrator or governmental authority to which the Company or any Subsidiary may be subject.

      3.4. Third Party Consents. Except for the filing of appropriate notices under the HSR Act and for the third party consents listed in Section 3.4 of the Disclosure Schedule, no approval, authorization, notice, consent or other action by or filing with any Person is required for the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      3.5. Financial Statements. Section 3.5 of the Disclosure Schedule contains complete and accurate copies of the Financial Statements. Except as set forth in
Section 3.5 of the Disclosure Schedule, all of such Financial Statements (a) have been prepared in accordance with the books and records regularly maintained by the Company, (b) fairly present the assets, liabilities, financial condition and results of operations of the Company and the Subsidiaries and (c) were prepared in accordance with generally accepted accounting principles consistently applied throughout all periods, subject, in the case of the interim statements, to normal year-end and audit adjustments and any other adjustments described in such statements and subject to the absence of footnotes thereto.

      3.6. Tax Matters.

            (a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Company and the Subsidiaries have filed all Tax Returns required to be filed. The Company and the Subsidiaries have paid all Taxes that are due (whether or not shown on such returns) and have made adequate provisions on their books and records for all Taxes payable by the Company and the Subsidiaries that have accrued but are not yet due.

            (b) None of the Company and the Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of applicable state, local or foreign Law) filing a consolidated, combined or unitary income Tax Return, except for a group the common parent of which is the Company or (ii) has any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

            (c) Except as set forth in Section 3.6(c) of the Disclosure Schedule, none of the Company and the Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

            (d) The federal and state income Tax Returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Section 3.6(d) of the Disclosure Schedule, and except as set forth in Section 3.6(d) of the Disclosure Schedule Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return.

            (e) All Tax Returns filed by the Company and the Subsidiaries were correct and complete in all material respects.

            (f) Except as set forth in Section 3.6(f) of the Disclosure Schedule, no dispute or claim concerning any Tax liability of any of the Company and the Subsidiaries has been proposed, asserted or assessed (and is currently pending).

            (g) None of the Company or the Subsidiaries will be required as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Code section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) any "closing agreement" as described in Code section 7121 (or any similar provision of state, local or foreign Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing.

            (h) There are no liens on any of the assets of any of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (i) Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (j) None of the Company and the Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations.

            (k) None of the Company and the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G.

            (l) None of the Company Shareholders is a foreign person subject to withholding under Code section 1445.

            (m) Except as set forth in Section 3.6(m) of the Disclosure Schedule, the unpaid Taxes of the Company and the Subsidiaries (i) did not, as of September 30, 1996, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Most Recent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing their Tax Returns.

            (n) Except as set forth in Section 3.6(n) of the Disclosure Schedule, none of the property owned or used by any of the Company and the Subsidiaries is subject to a tax benefit transfer lease executed in accordance with section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

            (o) None of the property owned by any of the Company and the Subsidiaries is "tax-exempt use property" within the meaning of Code section 168(h).

            (p) Section 3.6(p) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company and the Subsidiaries for taxable periods ending on or after March 31, 1992, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit or examination.

            (q) The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries since March 31, 1992.

            (r) Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

      3.7. Absence of Certain Changes. Since the date of the Most Recent Balance Sheet and except as disclosed in Section 3.7 of the Disclosure Schedule, the Company and the Subsidiaries have been operated in the Ordinary Course. Without limiting the generality of the foregoing, since the date of the Most Recent Balance Sheet and except as disclosed in Section 3.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has:

      (ia) experienced any change in its business, condition (financial or otherwise) or results of operations that would constitute, or insofar as reasonably can be foreseen, result in a Material Adverse Effect;

      (ib) declared, set aside, or paid any dividend or made any distribution in respect of the capital stock of the Company or any Subsidiary or redeemed, purchased or otherwise acquired any such stock;

      (i) experienced any adverse change in any relationship with its suppliers, customers, distributors, brokers, lessors or others, other than changes in the Ordinary Course;

      (ii) sold, leased, transferred, or assigned any of assets, tangible or intangible (including, without limitation, the Proprietary Rights) other than for consideration in the Ordinary Course;

      (iii) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving receipt or expenditure of more than $100,000 individually or modified the terms of any such existing contract or agreement, other than in the Ordinary Course;

      (iv) engaged in any activity which has resulted in any acceleration or delay of the collection of its accounts or notes receivables or any delay in the payment of its accounts payables, in each case other than in the Ordinary Course;

      (v) (nor has any other party) accelerated, terminated, modified or canceled any permit or agreement, contract, lease or license involving receipt or expenditure of more than $100,000 individually to which it is a party or by which it is bound, other than in the Ordinary Course;

      (vi) suffered any damage, destruction or loss, whether or not covered by insurance, affecting any material property or assets owned or used by it;

      (vii) adopted, modified, amended or terminated any bonus, profit-sharing, incentive, severance, or other similar plan (including any Employee Benefit
Plan), contract, or commitment for the benefit of any of its directors, officers, or employees, or otherwise made any change in the employment terms (including any increase in the base compensation) for any of its officers and employees whose annual base compensation is in excess of $50,000, other than in the Ordinary Course;

      (viii) made any capital expenditure or any other investment (or series of related investments) in excess of $100,000 other than in the Ordinary Course;

      (ix) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness involving receipt or expenditure of more than $50,000 individually, other than in the Ordinary Course;

      (x) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving receipt or expenditure of more than $50,000 outside the Ordinary Course;

      (xi) made or authorized any change in its articles of incorporation or bylaws except as contemplated by Section 6.11 of this Agreement;

      (xii) issued, sold, or otherwise disposed of any of its capital stock, or granted, modified or amended any options, warrants, stock appreciation rights, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or participate in any change in the value thereof;

      (xiii) made or been subject to change in its accounting practices, procedures or methods or in its cash management practices;

      (xiv) entered into or become party to any agreement, arrangement or transaction with any of its respective directors, officers, employees, stockholders or their relatives (other than in the Ordinary Course and other than as contemplated by Sections 6.12 and 6.13 of this Agreement), including, without limitation, any (i) loan or advance of funds, or made any other payments, to any of its directors, officers, employees or stockholders, or (ii) creation or discharge of any intercompany account, other than in the Ordinary Course;

      (xv) granted any license or sublicense of any rights under, allowed to lapse, disposed of, or otherwise experienced any adverse changes with respect to the Proprietary Rights, other than in the ordinary course of business consistent with past custom and practice;

      (xvi) experienced any material changes in the amount or scope of coverage of insurance now carried by them; or

      (xvii) committed to do any of the foregoing.

      3.8. Assets.

            (a) Company and each Subsidiary have good and marketable title to all of its respective assets and properties free and clear of all mortgages, liens, claims, encumbrances and restrictions except (i) those listed in Section 3.8(a) of the Disclosure Schedule, and (ii) in the case of real property, liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Most Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized.

            (b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, all of the property and assets currently being used in the operation of the Company and the Subsidiaries are in all material respects in good operating condition and repair, subject to normal wear and tear, and are free from material structural or mechanical defects or deficiencies.

            (c) The inventories of the Company reflected on the Most Recent Balance Sheet valued in accordance with lower of cost (determined on a LIFO or FIFO basis as described in the notes to the Financial Statements) or market are usable and merchantable, on an aggregate basis, in the ordinary course of business such that no additional reserves are required under generally accepted accounting principles.

            (d) Section 3.8(d) of the Disclosure Schedule contains a complete and accurate list of all the Real Property including a legal description thereof. All of the Real Property has rights of access to public roads. Except as set forth in Section 3.8(d) of the Disclosure Schedule, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. Except as set forth in Section 3.8(d) of the Disclosure Schedule, none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and to Company's Knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. The Company does not have any notice or Knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, or (iii) any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

            (e) Section 3.8(e) of the Disclosure Schedule contains (i) a list of certain assets currently owned by the Company or the Subsidiaries that will be transferred to one or more of the Company Shareholders or executives of the Company at or prior to the Closing without additional consideration and (ii) a list of certain assets currently being used by the Company that are owned and will be retained by one or more of the Company Shareholders (collectively, the "Excluded Assets").

            (f) Section 3.8(f) of the Disclosure Schedule contains a complete and accurate list of all real estate lease, sublease and other occupancy agreements, including all amendments, extensions and other modifications thereto, to which the Company or any Subsidiary is a party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property. Each Lease is in full force and effect and is enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles. There exists no default by the Company or any Subsidiary or condition which, with the giving of notice, the passage of time or both, could become a default by the Company or any Subsidiary under any Lease. To the Knowledge of the Company, no party to a Lease other than the Company or any Subsidiary is in default thereunder nor does any condition exist which, with the giving of notice, the passage of time or both, could become a default by any party to a Lease other than the Company or any Subsidiary. The Company has previously made available to Parent true and complete copies of all the Leases. Except as described in Section 3.8(f) of the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

            (g) The Real Property and the Leased Real Property constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company and its Subsidiaries. Except as set forth in
Section 3.8(g) of the Disclosure Schedule, other than the Company and the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. Except as set forth in
Section 3.8(g) of the Disclosure Schedule, the Real Property is in good condition and repair and is sufficient and appropriate for the conduct of the Company's business. Except as set forth in Section 3.8(g) of the Disclosure Schedule, the Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other Laws. Except as set forth in Section 3.8(g) of the Disclosure Schedule, all permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated. Except as set forth in Section 3.8(g) of the Disclosure Schedule, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. There is no pending or, to the Knowledge of the Company, any threatened condemnation proceeding affecting any portion of the Real Property. No Lease requires rental payments by the Company or any Subsidiary in excess of $45,000 per year. In the event it became necessary for the Company or any Subsidiary to obtain a functionally equivalent replacement parcel of real property for any parcel of Leased Real Property in the same geographic area, such replacement could be obtained within thirty (30) days of the date of the event requiring such replacement (without regard to whether the Lease covering the parcel of Leased Real Property being replaced had expired or been terminated).


      3.9. Bank Accounts. Section 3.9 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, and the type and number of each such account, and the name of the Company's primary contact person at such institution.

      3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no action, suit, arbitration, proceeding, investigation, claim or inquiry, whether civil, criminal or administrative, pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary which, insofar as reasonably can be foreseen, would have or result in a Material Adverse Effect.

      3.11. Compliance With Laws.

            (a) Compliance. Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company and the Subsidiaries are in compliance with all applicable Laws (except where non-compliance, insofar as reasonably can be foreseen, would not have or result in a Material Adverse Effect), including, without limitation, those applicable to occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, retirement and product advertising. Except as set forth in Section 3.11(a) of the Disclosure Schedule, Company has not received notice of any violation or alleged violation of, any Laws.

            (b) Licenses and Permits. The Company and the Subsidiaries have all governmental licenses, permits, approvals, authorizations and consents and all certifications required for the conduct of the Business (as presently conducted) and operation of the facilities used in the Business (other than licenses, permits, approvals, authorizations, consents or certifications which if not obtained, insofar as reasonably can be foreseen, would not have a Material Adverse Effect). All such licenses, permits, approvals, authorizations, consents and certifications are described in Section 3.11(b) of the Disclosure Schedule and are in full force and effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company (including its operations, properties and assets) are and have been in material compliance with all such permits, licenses, approvals, authorizations, consents and certifications.

      3.12. Insurance. Section 3.12 of the Disclosure Schedule contains a complete list and description of all insurance policies owned or maintained by the Company and the Subsidiaries. Such insurance policies are in full force and effect and Company and the Subsidiaries have not received any notice of any cancellation of such insurance. All premiums with respect to such policies covering all periods up to and including the Effective Time will have been paid. Such policies will not be materially affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All of such policies have been issued by insurance companies actively engaged in the insurance business. Except as set forth in Section 3.12 of the Disclosure Schedule, all known claims, if any, made against the Company or any of the Subsidiaries that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and no such claims have been denied coverage during the last three years.

      3.13. Material Contracts and Commitments.

            (a) Section 3.13(a) of the Disclosure Schedule sets forth a complete list of each executory contract and lease to which the Company or a Subsidiary is a party (the "Material Contracts") which constitutes:

                  (i) a lease of real or personal property involving consideration or other expenditure or revenue in excess of $100,000 in the aggregate or involving performance over a period of more than 12 months;

                  (ii) an agreement involving payment or receipt or other obligations of more than $100,000 in the aggregate;

                  (iii) a labor union contract;

                  (iv) a loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise;

                  (v) an agreement not to compete in any business or geographic area;

                  (vi) an agreement involving payment or other obligations of more than $25,000 in the aggregate and that is not cancelable on less than twelve month's notice; or

                  (vii) a material agreement with a shareholder, officer, director or employee of the Company or any Subsidiary.

            (b) Company has made available to Parent true, correct and complete copies of the Material Contracts.

            (c) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, neither the Company nor any Subsidiary, nor to the Company's Knowledge, any other party, is in material breach or material violation of, or default under, any provision of any Material Contract, and to the Company's Knowledge there exist no facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Material Contracts.

            (d) None of the other parties to any Material Contract has given written notice to the Company or a Subsidiary that it intends to terminate or materially alter the provisions of such Material Contract either as a result of transactions contemplated by this Agreement or otherwise, and neither the Company nor any Subsidiary has given notice to any other party to any such Material Contract that it intends to terminate or materially alter the provisions of any such Material Contract.

            (e) Except as set forth in Section 3.13(e) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision which could be triggered by the transactions contemplated by this Agreement.

      3.14. Labor Matters. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and the Subsidiaries are not a party to any written labor agreement with respect to their respective employees with any labor union. Except as set forth in Section 3.14 of the Disclosure Schedule, in the last five years, the Company and the Subsidiaries have not experienced any labor disputes or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Section 3.14 of the Disclosure Schedule, (a) Company is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending before the National Labor Relations Board or any similar state agency; and (c) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other government entity. To the Company's Knowledge, no union organization campaign is in progress with respect to any of the Company's or any Subsidiary's employees who are not presently members of a union. Except as set forth in Section 3.14 of the Disclosure Schedule, since April 1, 1992, neither the Company nor any Subsidiary has engaged in any plant closing or employee layoff activities that would violate, or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

      3.15. Employee Benefit Plans.

            (a) Section 3.15(a) of the Disclosure Schedule sets forth all pension, medical, dental, life, accident insurance, employee welfare, disability, group insurance, and other similar fringe or employee benefit plans, programs and arrangements, and any severance or employment agreements or plans, sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of ERISA), which are provided to, for the benefit of, or relate to, any current or former Company Employees. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Benefit Plans," and each individually as an "Employee Benefit Plan." True and correct copies of all the Employee Benefit Plans, including all amendments thereto, have heretofore been made available to Parent. Each of the Employee Benefit Plans is identified in
Section 3.15(a) of the Disclosure Schedule, to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. Except as set forth in Section 3.15(a) of the Disclosure Schedule, no Employee Benefit Plan is a "multiemployer plan" (as defined in Section 4001 of ERISA) or a defined benefit plan as defined in Section 414 of the Code, and neither the Company nor any Subsidiary has ever contributed or been obligated to contribute to any multiemployer plan or defined benefit plan.

            (b) There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan. No event or omission has occurred in connection with which the Company or any Subsidiary or any of their respective assets or any Employee Benefit Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Employee Benefit Plan, or under any agreement, instrument or Law pursuant to or under which Company or any Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law.

            (c) With respect to each Employee Benefit Plan, (i) all payments due from Company or any Subsidiary to date have been made and all amounts properly accrued to date as liabilities of Company and any Subsidiary which have not been paid have been properly recorded on the books of Company or any Subsidiary and are reflected in the Financial Statements; (ii) Company and each Subsidiary has complied with, and each such Employee Benefit Plan complies in form and has been administered in accordance with all applicable Laws and regulations, including but not limited to ERISA and the Code, except where failure to do so, insofar as reasonably can be foreseen, would not result in a Material Adverse Effect; (iii) each such Employee Benefit Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Benefit Plan or against the assets of such Employee Benefit Plan; and (v) no accumulated funding deficiency, as defined in ERISA or the Code, or reportable event, as defined in ERISA, has occurred.

            (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company Employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Benefit Plan that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company, (iv) disability benefits under any Employee Benefit Plan that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

            (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available.

      3.16. Environmental Matters.

            (a) The Company is in compliance with applicable Environmental Laws, except as set forth in Section 3.16(a) of the Disclosure Schedule. Without limiting the generality of the foregoing, the Company has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 3.16(a) of the Disclosure Schedule.

            (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, there is no litigation nor any demand, claim, hearing or notice of violation pending or to the best of the Company's Knowledge threatened against the Company relating in any way to the Environmental Laws.

            (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, there has been no release, spill or discharge of Hazardous Substance on, in, under or from the Real Property in an amount or condition which would require investigative or remedial action under Environmental Laws.

            (d) The Company has not received notice from any governmental agency of any claim that it is or may be liable for the Release of a Hazardous Substance under CERCLA or any similar state law in relation to any site or facility.

      3.17. Proprietary Rights. Section 3.17 of the Disclosure Schedule lists all patents, patent applications, trade names, trademarks, service marks, trademarks registrations, service mark registrations, trade mark applications, service mark applications, registered copyrights, and copyright applications included among the Proprietary Rights. There is no pending claim against the Company or any Subsidiary alleging that the Company or any Subsidiary infringes on or misappropriates the intellectual property rights of others. Except as set forth in Section 3.17 of the Disclosure Schedule, the Company and the Subsidiaries own and possess all right, title and interest in, free and clear of all Liens or have a valid, enforceable and effective written license to use, all Proprietary Rights. Section 3.17 of the Disclosure Schedule also lists all computer software (other than mass-marketed software having a license fee of less than $1,000.00) owned or used by the Company or any Subsidiary and all written licenses or other agreements to or from third parties regarding any of the Proprietary Rights. Except as set forth in Section 3.17 of the Disclosure Schedule there is not pending, or to the Company's Knowledge threatened, against the Company or any Subsidiary any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Right, and, to the Knowledge of the Company, there are no grounds for any such claim. The Company and Subsidiaries have not infringed, misappropriated or otherwise conflicted with any proprietary rights of any Person, nor to the Company's Knowledge, as far as reasonably can be foreseen, will any such infringement, misappropriation or conflict occur as a result of continued operation of the business of the Company and the Subsidiaries as currently conducted (including, without limitation, the "modernized casting designs" program of the Company and the Subsidiaries involving the reduction of weight of certain of the products of the Company and the Subsidiaries). All Proprietary Rights owned or used by the Company and the Subsidiaries prior to the Closing Date will be owned or available for use on identical terms and conditions immediately after the Closing Date.

      3.18. Accounts Receivable. All accounts and notes receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those described in Section 6.13 of this Agreement), and all accounts and notes receivable arising subsequent to the date of the Most Recent Balance Sheet, in each case, have arisen in the ordinary course of business, consistent with past custom and practice, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserves for doubtful accounts set forth on the Most Recent Balance Sheet which have been established in accordance with past custom and practice and are substantially adequate in light of the previous collectibility experience with respect to accounts receivables generated by the Company and the Subsidiaries.

      3.19. Product Warranty. All of the products manufactured, sold, leased, and delivered by the Company and the Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Company and the Subsidiaries has any material liability (whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due) for replacement or repair thereof or other damages in connection therewith.

      3.20. Sufficiency of Assets. The assets currently owned by the Company or any Subsidiary, or leased by the Company or any Subsidiary pursuant to any lease agreement entered into in the ordinary course of business or otherwise disclosed to Parent, constitute all of the assets necessary to conduct the businesses of the Company and the Subsidiaries in accordance with past practices as of March 31, 1996 and as of the date hereof.

      3.21. Accuracy of Representations. To the Company's Knowledge, no representation or warranty made by the Company in this Agreement contains or, as of the Closing Date, will contain, any untrue statement of a material fact or omits or, as of the Closing Date will omit, to state a material fact necessary to make the statements contained herein not misleading, subject in each case to any exception to such representations and warranties set forth in the Disclosure Schedule, as the same may be updated from time to time prior to and as of the Closing Date by delivery to Parent and Newco in accordance with the terms of this Agreement.

      3.22. Opinion of Financial Advisor. As of the date of this Agreement, the Company has received the opinion of Brown, Gibbons, Lang & Company, L.P. to the effect that the consideration to be received in the Merger by the Company Shareholders is fair to such shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

      3.23. Transactions with Affiliates.  Except as set forth in
Section 3.23 of the Disclosure Schedule and except in their capacities as officers, directors and/or employees of the Company and the Subsidiaries, none of the Company Shareholders nor their relatives is involved in any business arrangement or relationship with Company or the Subsidiaries (whether written or oral), and none of the Company Shareholders nor their relatives owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries.

      3.24. Funded Debt. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company or any Subsidiary has outstanding any Funded Debt.

      3.25. Closing Date. All of the representations and warranties of the Company contained in this Article III are restated on and as of the Closing Date and shall be true and correct in all respects with the same effect as though made as of the Closing Date, subject in each case to any exception to such representations and warranties set forth in the Disclosure Schedule, as the same may be updated from time to time prior to and as of the Closing Date by delivery to Parent and Newco in accordance with the terms of this Agreement.


                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

      Parent and Newco each represent and warrant to the Company and the Company Shareholders as follows:

      4.1. Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Parent and to carry out the transactions contemplated hereby and thereby. Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. Newco has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Newco and to carry out the transactions contemplated hereby and thereby.

      4.2. No Violation. The execution and delivery of this Agreement and the consummation by Parent and Newco of the transactions contemplated hereby will not cause a breach or violation of or default under any provision of (a) the articles of incorporation or bylaws of Parent or Newco; (b) any contract to which Parent or Newco is a party or by which Parent or Newco may be bound; or
(c) any decree, order, injunction or other decision of any court, arbitrator or governmental authority to which Parent or Newco may be subject.

      4.3. Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Newco pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of Parent and Newco. Except for obtaining any requisite stockholder approval, no other corporate act or proceeding on the part of Parent or Newco is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or Newco pursuant hereto or the consummation by Parent or Newco of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and Newco pursuant hereto will constitute, valid and binding agreements of Parent or Newco, enforceable against Parent and Newco in accordance with their respective terms.

      4.4. Third Party Consents. Except for the filing of appropriate notices under the HSR Act, no approval, authorization, notice, consent or other action by or filing with any Person is required for Parent's or Newco's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      4.5. Investment/Operational Intent.

            (a) Parent and Newco each has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement.

            (b) Parent and Newco have been given access to information requested regarding the Company and the Subsidiaries, including the opportunity to ask questions of and receive answers from the officers of the Company and the Subsidiaries concerning the present and proposed activities of the Company and the Subsidiaries and to obtain the information which Parent or Newco deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and Parent and Newco have made their own independent investigation of the Company and the Subsidiaries and the merits and risks of the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, no such investigation shall limit the rights of Parent and Newco under Article VI hereof and, subject to Section 5.7 hereof and except to the extent the matters subject to such investigation have been disclosed in this Agreement or in the Disclosure Schedule, Article VIII hereof.

            (c) Parent is acquiring the Company for its own account, for investment/operational purposes, and not with a present view to resale or for distribution of all or any portion of the Company Capital Stock.

      4.6. Closing Date. All of the representations and warranties of Parent and Newco contained in this Article IV are restated on and as of the Closing Date and shall be true and correct in all respects with the same effect as though made as of the Closing Date.


                                    ARTICLE V
                                    COVENANTS

      From and after the date of this Agreement, the parties shall comply with the following covenants:

      5.1. Access to Information and Records. The Company shall give Parent, Newco, their counsel, accountants and other representatives and the Parent's Lenders (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of Company and the Subsidiaries for the purpose of such inspection, investigation and testing as Parent or Newco deems appropriate (and Company shall furnish or cause to be furnished to Parent, Newco and their representatives all information with respect to the business and affairs of Company and the Subsidiaries as Parent or Newco may reasonably request), provided, however, that neither Parent nor Newco, nor their counsel, accountants or other representatives, shall have any environmental test or assessment performed on or in connection with any of the Real Property or Leased Real Property prior to the Effective Time other than a routine "Phase I" assessment or report, without the prior written consent of the Company Representative; (ii) with the prior consent of the Company Representative in each instance, access to employees, agents and representatives for the purposes of such meetings and communications as Parent or Newco reasonably desires; and (iii) with the prior consent of Company Representative in each instance, access to vendors, customers and others having business dealings with Company.

      5.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Parent (which approval shall not be unreasonably withheld), the Company shall comply with the following covenants:

            (a) No Material Changes. Company will carry on the Business diligently and in substantially the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

            (b) Maintain Organization. Company will take such action as may be commercially reasonable to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and the Subsidiaries and will use commercially reasonable efforts to preserve the business organization of Company and the Subsidiaries intact, to keep available to Company the present employees of the Company and the Subsidiaries, and to preserve for Company and the Subsidiaries its present relationships with suppliers and customers and others having business relationships with Company and the Subsidiaries.

            (c) No Corporate Changes. Company shall not amend its Restated Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock, except as contemplated by Section 6.11 of this Agreement.

            (d) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof.

            (e) Maintain Assets. The Company will maintain the Proprietary Rights so as not to affect adversely any registration or application for registration thereof or the validity or enforcement thereof, and maintain its other assets in customary repair, order and condition; and in the event of any casualty, loss or damage to any of such assets repair or replace such assets with assets of comparable quality and value in accordance with past custom and practice.

            (f) Perform Obligations. The Company will and will cause the Subsidiaries to perform in all material respects all of its obligations under all notes, bonds, mortgages, indentures, licenses, contracts, agreements or other instruments or obligations to which the Company or any Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound and not enter into, assume or amend any such contract or commitment other than in the ordinary course of business in accordance with past custom and practice.

            (g) Taxes. The Company will pay all Taxes and estimated Taxes and prepare and file all Tax Returns and other Tax reports, filings and amendments thereto required to be filed by it, on a timely basis.

            (h) Notice of Breach. The Company will promptly inform Parent in writing of any material breach of or change in the representations and warranties contained in Article III hereof.

            (i) Representations and Warranties. Neither the Company nor any Subsidiary shall enter into any contract, agreement or commitment or take any other action (other than in the ordinary course of business) which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of the Company to be untrue in any material respect or be required to be disclosed on the Disclosure Schedule (including, without limitation, with respect to Section 3.7 hereof).

            (j)   Affiliate Transactions.  Except as contemplated by
Section 6.12 and 6.13 of this Agreement and except as set forth in

Section 5.2(j) of the Disclosure Schedule, neither the Company nor any Subsidiary will enter into or become party to any agreement, arrangement or transaction with any of its respective directors, officers, employees, stockholders or their relatives except in the Ordinary Course, including, without limitation, any (i) loan or advance of funds, or make any other payments except in the Ordinary Course, to any of its directors, officers, employees or stockholders, (ii) creation or discharge of any intercompany account, other than in the Ordinary Course, or (iii) payment or declaration of any dividend, redemption or other distribution with respect to their respective capital stock.

            (k) No Indebtedness. Neither the Company nor any Subsidiary will incur any Funded Debt.

            (l) Capital Expenditures. Except as set forth in Section 5.2(l) of the Disclosure Schedule, neither the Company nor any Subsidiary will make any capital expenditure or any other investment (or series of related investments) in excess of $100,000, except in the Ordinary Course.

            (m) Employees. Except as set forth in Section 5.2(m) of the Disclosure Schedule, neither the Company nor any Subsidiary will adopt, modify, amend or terminate any bonus, profit-sharing, incentive, severance, or other similar plan (including any Employee Benefit Plan), contract, or commitment for the benefit of any of its directors, officers, or employees, or otherwise make any change in the employment terms (including any increase in the base compensation) for any of its officers and employees whose annual base compensation is in excess of $50,000, except in the Ordinary Course.

            (n) No Stock Issuances. Neither the Company nor any Subsidiary will issue, sell or otherwise dispose of any of its capital stock, or grant, modify or amend any options, warrants, stock appreciation rights, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock.

            (o) Working Capital. The Company and the Subsidiaries will maintain a level of working capital in the Ordinary Course.

            (p) Material Adverse Effect. The Company will not take or omit to be taken any action, or permit its Subsidiaries to take or to omit to take any action, which would result in a Material Adverse Effect.

      5.3. HSR Act Filings. Each Party shall, in cooperation with the other Parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the others. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, each Party shall consult with the other Parties with respect thereto.

      5.4. Consents. The Company will use reasonable best efforts prior to Closing to obtain all governmental and third party consents necessary for the consummation by the Company of the transactions contemplated hereby.

      5.5. Publicity. All general notices, releases, statements and communications to employees, suppliers, customers and the general public and the press relating to the transactions contemplated by or consummated pursuant to this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Company Representative and the Parent; provided, however, that any party may make a public announcement of the proposed transaction, if, in the opinion of counsel, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other party with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.

      5.6. Merger Payment Statements. Copies of Merger Payment Statements for each Company Shareholder shall be delivered by the Company to Parent prior to the mailing of the proxy statement or information statement used by Company in connection with its special shareholder's meeting relating to the Merger. The Company shall deliver the Merger Payment Statements to the Company Shareholders with the proxy statement or information statement, together with directions to all Company Shareholders to sign their Merger Payment Statement confirming their agreement to the amounts stated therein and return the Merger Payment Statement to the Company on or prior to five (5) business days prior to the Closing Date.

      5.7. Disclosure Schedule.

            (a) Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent the Disclosure Schedule, which is accompanied by a certificate signed by the chief executive officer of the Company stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company contained in this Agreement to the extent specified therein by reference to corresponding sections of this Agreement. Subject to the next sentence, the inclusion of any item in the Disclosure Schedule shall constitute disclosure solely for purposes of the section hereof specifically referenced therein, but shall not be construed as an indication of the materiality or lack of materiality of such item. The Company shall use its best efforts to number all exceptions noted in the Disclosure Schedule to correspond to the applicable section of this Agreement to which such exception refers, but it is understood that the failure to do so shall not constitute a breach of any representation or warranty made in this Agreement so long as such exception is disclosed with reasonable specificity elsewhere in the Disclosure Schedule or elsewhere in this Agreement and the Company Representative can establish that Parent reasonably should have known that an exception noted in the Disclosure Schedule or elsewhere in this Agreement as corresponding to a particular section or sections of this Agreement also would correspond to another section or sections of this Agreement.

            (b) Updates. Subject to Section 6.1, prior to the Closing Date, the Company may update and supplement the Disclosure Schedule from time to time by written notice to Parent. If requested by Parent, the Company shall meet and discuss with Parent any change in the Disclosure Schedule made by the Company.

      5.8. Company Shareholders Approval. The Company agrees, as soon as reasonably practicable after the date of this Agreement, to take all steps necessary to duly call, give notice of, convene and hold a special meeting of the Company Shareholders no later than thirty (30) calendar days after the date of this Agreement, as provided by Law and its bylaws, for the purpose of securing their approval of this Agreement and the Merger Agreement or otherwise to obtain such approval by written consent of the Company Shareholders dated no later than thirty (30) days after the date of this Agreement. The Board of Directors of the Company has recommended and will recommend that the Company Shareholders vote to adopt and approve the Merger.

      5.9. Newco Shareholder Approval. Parent's execution of this Agreement evidences Parent's consent to and approval of the Merger as sole shareholder of Newco and, if separately required to further evidence such consent and approval, Parent agrees to cause the shares of Newco owned by it to be voted in favor of the Merger subject to the terms and conditions of this Agreement.

      5.10. Indemnification of Directors and Officers. Until the fifth anniversary of the Closing Date, Parent shall not take, nor permit the Company or Newco to take, any action so as to amend the provisions of the Restated Articles of Incorporation or Bylaws of Company or any of the Subsidiaries with respect to the indemnification of directors and officers, if such amendment would adversely affect the rights of any person who shall have served as a director or officer of Company or any of the Subsidiaries prior to the Closing. This covenant of Parent may be enforced after the Closing Date by the Company Representative on behalf of any then current or former officer or director whose rights are adversely affected by any such amendment.

      5.11. Company Representative. By approving this Agreement, the Company Shareholders hereby irrevocably make, constitute and appoint E.W. Aylward as their true and lawful attorney-in-fact to take all actions required under this Agreement on behalf of the Company Shareholders (including, without limitation, the resolution or dispute of any claims) in their name and stead and further ratify and approve all such actions as their own. In the event of the death, inability to act or declination to act of E.W. Aylward, then a successor Company Representative shall be selected by a majority vote of the Company Shareholders.

      5.12. Third Party Proposals. From the date hereof until the earlier of the Effective Time or the termination of this Agreement by the Company in accordance with Article IX of this Agreement, neither the Company, any Subsidiary or any Company Shareholder shall initiate, solicit, negotiate, accept or encourage, directly or indirectly, inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the assets (other than inventory and equipment in the Ordinary Course) of, or the capital stock of, the Company or any Subsidiary or any business combination with the Company other than as contemplated by this Agreement (a "Third Party Acquisition"), or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action. The Company shall notify Parent promptly if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Company, any Subsidiary or, to the Knowledge of the Company, any Company Shareholder, or any of their respective officers, directors, stockholders, employees, agents or representatives. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. The Company represents that neither it nor any Subsidiary or their respective stockholders is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. The Company shall cause its Subsidiaries, officers, directors, stockholders, agents and advisors to comply with the provisions of this Section 5.12.

      5.13. Non-Competition; Non-Interference; Non-Solicitation. As a significant inducement to Parent to enter into and perform its obligations under this Agreement, on the Closing Date the Company shall cause the Covered Individuals to enter into restrictive covenant agreements with the Parent, dated the Closing Date and in form and substance reasonably satisfactory to Parent and such Covered Individuals, providing substantially as follows:

            (a) For a period of three (3) years after the Closing Date ("Non-Competition Period"), they shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, permit their names to be used by, act as consultants or advisors to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any person or entity that manufactures any products or provides any services that may be used as substitutes for or are otherwise in competition with any products or services in the business of the Company anywhere in the United States as it exists or is proposed as of the Closing Date or the date of this Agreement ("Covered Activities"). Nothing herein shall prohibit any Covered Individual from being a passive owner of not more than four percent (4%) of the outstanding stock of any class of securities of a publicly traded corporation engaged in Covered Activities, so long as such Covered Individual does not actively participate in the management of such corporation;

            (b) During the Non-Competition Period, they shall not, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave its employ, or (ii) induce or attempt to induce any supplier, licensee, franchisee, customer or other business relation of the Company to cease doing business with it;

            (c) That (i) the covenants set forth in Sections 5.13(a) and (b) are reasonable in geographical and temporal scope and in all other respects, (ii) Parent would not have entered into this Agreement but for the covenants of the Covered Individuals contained therein, and (iii) the covenants contained therein have been made in order to induce Parent to enter into this Agreement; and

            (d) That if, at the time of enforcement of the covenants contained in Sections 5.13(a) and (b), a court shall hold that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

            (e) That the Covered Individuals recognize and affirm that in the event of their breach of any of the foregoing restrictive covenants, money damages would be inadequate and the damaged party would have no adequate remedy at law. Accordingly, each Covered Individual agrees that Parent and Newco shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Covered Individuals' obligations therein not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions thereof (including, without limitation but without duplication, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of any of the provisions thereof plus
(ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation of any of the provisions thereof, the running of the Non-Competition Period (but not of the Covered Individuals' obligations thereunder) shall be tolled during the continuance of any actual breach or violation.


                                   ARTICLE VI
           CONDITIONS PRECEDENT TO PARENT'S AND NEWCO'S OBLIGATIONS

      Each and every obligation of Parent and Newco to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

      6.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement shall be true and correct in all material respects (i) when made and (ii) at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date; provided, however, that for purposes of this Section
6.1 only, any updates and supplements to the Disclosure Schedule delivered by the Company to Parent after the date of this Agreement and prior to the Closing shall not be taken into account, except in each of cases (i) and (ii) for any changes consented to in writing by Parent or Newco; and for purposes of this
Section 6.1 only no effect shall be given to any materiality qualifier contained in any such representation or warranty.

      6.2. Compliance With Agreement. The Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

      6.3. Absence of Litigation. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Parent, Newco, Company, Subsidiaries, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably could be expected to have a Material Adverse Effect.

      6.4. Consents and Approvals. All material approvals, consents and waivers that are necessary for the Company to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Parent or Newco at or prior to the Closing.

      6.5. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

      6.6. No Material Adverse Effect. During the period from the date hereof to the Closing Date, no event which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred.

      6.7. Shareholders Approval. This Agreement, including specifically the Merger Agreement, the Merger and the transactions contemplated thereby shall have been approved by at least a majority of all the votes entitled to be cast with respect thereto by the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock, voting as separate voting groups; and dissenters' rights shall not have been asserted with respect to more than 1% of the number of issued and outstanding shares of Class A Common Stock and Class B Common Stock, taken together as a single class for this purpose.

      6.8. Articles of Merger. The Articles of Merger shall have been filed with the Wisconsin Department of Financial Institutions.

      6.9. Documents to be Delivered by Company. At the Closing, Company shall have delivered to Parent and Newco the following documents, in each case duly executed or otherwise in proper form:

            (a) Stock Certificate(s). Stock certificates representing all of the outstanding shares of the Class A Common Stock and Class B Common Stock, except for stock certificates held by a Company Shareholder who has asserted dissenters' rights.

            (b) Compliance Certificate. A certificate signed by the chief executive officer of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Parent), and that the Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

            (c) Opinion of Counsel. A written opinion of Quarles & Brady, counsel to Company, dated as of the Closing Date, addressed to Parent and Newco, substantially in the form of Exhibit E hereto.

            (d) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the shareholders of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

            (e) Escrow Agreement and Paying Agent Agreement. The Escrow Agreement and Paying Agent Agreement.

            (f) Articles; Bylaws. A copy of the articles of incorporation of Company and each Subsidiary certified as of a recent date by the Wisconsin Department of Financial Institutions and a copy of the bylaws of Company and each Subsidiary certified by the secretary of Company and each Subsidiary, respectively.

            (g) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Parent or Newco pursuant to the terms hereof.

            (h) Non-Competition, Non-Interference, Non-Solicitation Agreement. Parent shall have received the non-competition, noninterference and non-solicitation agreement referred to in Section 5.13 of this Agreement executed by each Covered Individual.

            (i) Other Documents. All other documents, instruments or writings required to be delivered to Parent or Newco at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent or Newco may reasonably request.

      6.10. Merger Payment Statements. Parent shall have received signed copies of Merger Payment Statements from all of the Company Shareholders except any Company Shareholder who has asserted dissenters' rights.

      6.11. Amendment of Restated Articles. The Company shall have amended its Restated Articles of Incorporation to remove therefrom any restrictions on the transfer of Company Capital Stock.

      6.12. Termination of Restrictive Stock Transfer Agreement. The Company and the Company Shareholders party thereto shall have terminated that certain Restrictive Stock Transfer Agreement dated July 14, 1995.

      6.13. Note Repayment and Release of Stock Pledge. The three (3) promissory notes dated March 24, 1994 issued to the Company by E.W. Aylward, Andrew A. Aylward and Richard J. Aylward, respectively, each in the original principal amount of $974,000, shall have been repaid to the Company, and the shares of Class B Common Stock pledged to the Company to secure payment of such loans shall have been released by the Company from such pledges.

      6.14. Real Property.

            (a) A title insurance company selected by Parent (the "Title Company") shall be willing to insure at standard rates the Company's or the applicable Subsidiary's marketable title in and to the Real Property in fee simple and the mortgage lien on the Real Property of Parent's Lenders, free and clear of all liens, defects, claims, leases, rights of possession or other encumbrances (other than the matters disclosed in Section 3.8(d) of the Disclosure Schedule) including such endorsements and affirmative coverages as Parent and Parent's Lenders shall reasonably require including without limitation non-imputation endorsements. Company shall provide all such affidavits as the Title Company reasonably shall require in order to afford such coverages.

            (b) Parent shall have received a survey of each Real Property conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Company, Parent's Lenders and the Title Company and showing no encroachments or encumbrances other than the matters disclosed in Section 3.8(d) of the Disclosure Schedule.

            (c) Parent shall have received from the Company and each Subsidiary that owns any of the Real Property an affidavit stating that such Person is not a "foreign person", as defined in Section 1445(f)(3) of the Code.

      6.15. Financing. Parent shall have received the cash proceeds of financings from the Parent's Lenders in an amount necessary to consummate the Merger and the other transactions contemplated hereby and to pay all fees and expenses in connection therewith and to provide for the ongoing working capital needs of the Company for the term of the senior financing provided by Parent's Lenders, all on terms and conditions satisfactory to Parent.

      6.16. Due Diligence. Parent shall have completed its due diligence review of the Company and the Subsidiaries, and Parent shall, in good faith, be satisfied with the results of such due diligence review.

      6.17. Minimum Cash on Hand. The Company and its Subsidiaries on a consolidated basis shall have at least $18,000,000 cash and cash equivalents on hand at Closing (net of checks issued but not yet presented).


                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

      Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

      7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Parent and Newco in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

      7.2. Compliance With Agreement. Parent and Newco shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

      7.3. Absence of Litigation. No litigation shall have been commenced or threatened against Parent, Newco, Company, Subsidiaries or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby which would prevent the Closing.

      7.4. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

      7.5. Documents to be Delivered by Parent and Newco. At the Closing, Parent and Newco shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

            (a) Compliance Certificates. A certificate signed by the chief executive officer of Parent and a certificate signed by the chief executive officer of Newco that each of the representations and warranties made by Parent and Newco in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Parent and Newco have each performed and complied with all of their obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

            (b) Opinion of Counsel. A written opinion of Kirkland & Ellis, counsel to Parent and Newco, and, if determined necessary by Parent, of local counsel as to applicable laws other than federal, New York and Delaware laws, dated as of the Closing Date, addressed to Company and the Company Representative, in substantially the form of Exhibit F hereto.

            (c) Certified Resolutions. A certified copy of the resolutions of the boards of directors of Parent and Newco, and of the sole shareholder of Newco, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

            (d) Incumbency Certificates. Incumbency certificates relating to each person executing any document executed and delivered to Company by Parent or Newco pursuant to the terms hereof.

            (e) Escrow Agreement and Paying Agent Agreement. The Escrow Agreement and Paying Agent Agreement.

            (f) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

      7.6. Articles of Merger. The Articles of Merger shall have been filed with the Wisconsin Department of Financial Institutions.

      7.7. Shareholders Approval. This Agreement, including specifically the Merger Agreement, the Merger and the transactions contemplated thereby shall have been approved by at least a majority of all the votes entitled to be cast with respect thereto by the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock, voting as separate voting groups.

      7.8. Merger Price. Parent or Newco shall have paid the Merger Price in accordance with the provisions of Article II of this Agreement and of the Merger Agreement.

      7.9. Reliance Letter. The Company Representative shall have received a letter dated as of the Closing Date, addressed to the Board of Directors of the Company and the Company Shareholders and in form and substance reasonably satisfactory to the Company Representative, from the independent evaluation firm that is providing a solvency letter to Parent's Lenders as to the solvency of Parent and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement and the related agreements between Parent and Parent's Lenders, stating that the Board of Directors of the Company and the Company Shareholders may rely on such solvency letter with the same effect as if such solvency letter had been issued to the Board of Directors of the Company and the Company Shareholders directly.


                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

      8.1.  Survival; Remedies for Breach.

            (a) Each and every representation, warranty, agreement and covenant made by Company, Parent or Newco in this Agreement or in any exhibits, schedules, instruments of transfer or other documents delivered pursuant thereto or in connection therewith shall be effective regardless of any investigation that may have been or may be made at any time by or on behalf of the party to whom such representation, warranty, agreement or covenant is made and shall survive the Closing, but except as otherwise provided in this subsection 8.1, shall terminate on the date that is eighteen (18) months after the Closing Date and thereafter be of no further force or effect (the date on which any covenant, agreement, representation or warranty terminates in accordance with this Article VIII being referred to herein as the "Cut-off Date" for such covenant, agreement, representation or warranty).

            (b) Any covenant, agreement, representation or warranty of the Company relating to Taxes or Tax Returns contained in Sections 3.6 or 5.2(g) of this Agreement shall extend for a period of thirty-six (36) months after the Closing Date.

            (c) Any covenant, agreement, representation or warranty of the Company relating to Environmental Laws or Hazardous Substances contained in Sections 3.11 or 3.16 of this Agreement shall extend for a period of forty-eight
(48) months after the Closing Date.

            (d) Any covenant or agreement contained herein that by its terms is to be performed after the Closing Date shall survive for (i) a period of eighteen (18) months from the last date on which performance is due under such covenant or agreement, or (ii) in the absence of a specified due date for performance, a period of two (2) years after the Closing Date.

            (e) Any covenant, agreement, representation or warranty that would otherwise terminate at the Cut-off Date with respect thereto shall survive as to a claim for indemnification if the notice referred to in Section 8.2(b)(vi) or
Section 8.3(b), as the case may be, of the breach, inaccuracy or nonperformance thereof shall have been given on or prior to the Cut-off Date with respect thereto to the party against whom indemnification may be sought.

            (f) The covenants and agreements contained in this Article VIII shall survive until such time as any claim for indemnification is finally settled in accordance with the terms hereof.

            (g) After the Closing, the indemnities set forth in this Article VIII shall be the exclusive remedies of the Company, Parent and Newco for the breach of any covenant, agreement, representation or warranty in this Agreement by the Company, Parent and Newco, as the case may be, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties waive; provided, however, that any Dispute related to the post-closing adjustment described in Section 2.6 of this Agreement shall be resolved pursuant to the procedures set forth in that
Section 2.6.

      8.2. Indemnification on Behalf of Company Shareholders; Escrow of Funds.

            (a) General. To induce Parent and Newco to enter into this Agreement and to consummate the Merger, the Company has agreed, and by approving this Agreement the Company Shareholders shall have agreed, that, subject to the provisions of this Section and the other Sections of this Article VIII, the Escrow Deposit shall be withheld and placed in escrow at Closing for the purpose of indemnifying the Buying Group and their respective directors, officers, employees and Shareholders and holding them harmless from and against, and as the Buying Group's sole source of indemnification for, any and all Losses incurred or sustained or suffered by, or imposed upon, Parent or Newco and their respective directors, officers, employees and Shareholders, with respect to or by reason of any failure, breach, default, inaccuracy or lack of performance on the part of the Company of any of its representations, warranties, agreements or covenants under this Agreement or contained in any certificate, document or instrument delivered by the Company hereunder. The Escrow Deposit shall be withheld and placed in escrow at the Closing with the Escrow Agent who shall hold and administer the Escrow Deposit in accordance with the terms of the Escrow Agreement. ALL INDEMNITY PAYMENTS TO THE BUYING GROUP UNDER THIS AGREEMENT SHALL BE PAID FROM AND LIMITED TO, AND SHALL IN NO CIRCUMSTANCES EXCEED, THE PRINCIPAL OF THE ESCROW DEPOSIT. SUCH INDEMNITY PAYMENTS FROM THE ESCROW DEPOSIT SHALL BE THE SOLE SOURCE OF PAYMENT FROM, AND THE SOLE REMEDY AGAINST, THE COMPANY AND THE COMPANY SHAREHOLDERS SHALL HAVE NO RESPONSIBILITY FOR AMOUNTS THAT MAY BECOME PAYABLE HEREUNDER, OR OTHERWISE, EXCEPT TO THE EXTENT OF THEIR PRO RATA PORTION OF THE PRINCIPAL OF THE ESCROW DEPOSIT.

            (b) Notwithstanding anything to the contrary in this Agreement, the Buying Group shall not be entitled to indemnification under Section 8.2(a):

                  (i) with respect to a claim for indemnification hereunder related to the title of any real estate with respect to which there is a title insurance policy in effect, except to the extent that the Buying Group has first unsuccessfully attempted to recover upon such title insurance, provided that the Cut-off Date with respect to any such claim shall be tolled for any period during which the Company or any Subsidiary is in good faith trying to recover under such title insurance if the Company Representative has been given written notice of such claim by Parent prior to the applicable Cut-off Date in the manner required hereunder; and

                  (ii) in connection with any claim for indemnification hereunder with respect to which the Company or any

Subsidiary has an enforceable contractual right of indemnification or right of set-off against any third party, except to the extent that the Company or such Subsidiary has first unsuccessfully attempted to recover upon such contractual right of indemnification or set-off or unless the Company or such Subsidiary is enjoined by a court of competent jurisdiction or otherwise legally prevented from receiving the benefit of any such contractual right of indemnification or set-off, provided that the Cut-off Date with respect to any such claim shall be tolled for any period during which the Company or any Subsidiary is in good faith trying to recover from any such third party if the Company Representative has been given written notice of such claim by Parent prior to the applicable Cut-off Date in the manner required hereunder; and

                  (iii) with respect to any Loss resulting from a breach of a representation, warranty, covenant or agreement that is disclosed in a written notice, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, delivered by the Company to Parent after the date of this Agreement and not less than ten (10) days prior to the Closing if the Buying Group nevertheless elects to close (regardless of whether the Buying Group waives such breach in writing or otherwise); and

                  (iv) in connection with any claim for indemnification based upon a claim, assessment or deficiency for any Tax which arises from adjustments having the effect only of shifting income, credits and/or deductions from one fiscal period to another to the extent of any offsetting reduction in Tax for another period; and

                  (v) to the extent of the value of any net Tax benefit realized (by reason of a Tax deduction, basis reductions, shifting of income, credits and/or deductions or otherwise) by the Buying Group or the Company in connection with the Loss that forms the basis of the Buying Group's claim for indemnification hereunder net of any Tax due from the Buying Group with respect to the indemnification payment itself; and

                  (vi) with respect to any claim for indemnification hereunder, unless Parent has given the Company Representative written notice of such claim, setting forth what Parent in good faith reasonably believes is sufficient detail as to the facts and circumstances pertaining thereto to inform the Company Representative of the nature of the claim, prior to the applicable Cut-off Date; and

                  (vii) to the extent of any insurance proceeds actually received by the Buying Group in connection with the facts giving rise to such indemnification, net of any Tax due with respect to the receipt of such insurance proceeds and net of the present value of any future insurance premium increases directly attributable to the insurance claim filed by the Buying Group that gave rise to the insurance proceeds received; and

                  (viii) for any De Minimis Claim, it also being understood and agreed by the parties to this Agreement that for purposes of clauses (ix), (x),
(xi) and (xii) of this Section 8.2(b), the amount of the Buying Group's Losses shall not include the amount of any De Minimis Claim; and

                  (ix) for the first $500,000.00 of Losses as to which the Buying Group otherwise may be entitled to indemnity hereunder (without giving effect to this clause (ix) or clauses (x), (xi) or (xii) of this Section 8.2(b)), all of such $500,000.00 of Losses being the responsibility of the Buying Group, it being understood and agreed, however, by the parties to this Agreement that the limitations on indemnification set forth in this clause (ix) and in clauses (x), (xi) and (xii) of this Section 8.2(b) shall not apply with respect to Losses of the Buying Group arising from (i) failure of the Company or the Company Representative to perform their respective obligations under Sections 2.3, 2.6, 5.2(j), 5.2(k), 5.2(m), 5.2(n) and 10.6(f) of this Agreement and this Article VIII or (ii) any breach by the Company of its representations and warranties contained in Sections 3.1(c), 3.2, 3.23, 3.24 and 11.6(a) of this Agreement; and

                  (x) for two-thirds of each dollar of Losses of the second $500,000.00 of Losses (over and above the $500,000.00 of Losses specified in clause (ix) of this Section 8.2(b)) as to which the Buying Group otherwise may be entitled to indemnity hereunder (without giving effect to this clause (x) or clauses (ix), (xi) or (xii) of this Section 8.2(b)), all of such two-thirds of each dollar of Losses of the second $500,000.00 of Losses being the responsibility of the Buying Group; and

                  (xi) for one-half of each dollar of Losses of the third $500,000.00 of Losses (over and above the $500,000.00 of Losses specified in clauses (ix) and (x) of this Section 8.2(b)) as to which the Buying Group otherwise may be entitled to indemnity hereunder (without giving effect to this clause (xi) or clauses (ix), (x) or (xii) of this Section 8.2(b)), all of such one-half of each dollar of Losses of the third $500,000.00 of Losses being the responsibility of the Buying Group; and

                  (xii) for one-third of each dollar of Losses of the fourth $500,000.00 of Losses (over and above the $500,000.00 of Losses specified in clauses (ix), (x) and (xi) of this Section 8.2(b)) as to which the Buying Group otherwise may be entitled to indemnity hereunder (without giving effect to this clause (xii) or clauses (ix), (x) or (xi) of this Section 8.2(b)), all of such one-third of each dollar of Losses of the fourth $500,000.00 of Losses being the responsibility of the Buying Group; and

                  (xiii) for any Losses in excess of the amount in the Escrow Deposit, all of such Losses in excess of the Escrow Deposit being the responsibility of the Buying Group.

                  The following examples are for illustration purposes only with respect to clauses (ix), (x), (xi) and (xii) of this Section 8.2(b): Example A: in the event that Losses in aggregate total $750,000, Buying Group shall not be entitled to any indemnification with respect to the first $500,000 thereof, but shall be entitled to indemnification for one-third of every dollar of Losses in excess of $500,000 (i.e. 1/3 x $250,000 = $83,333.33); Example B: if Losses in
aggregate total $1,250,000, Buying Group shall be entitled to one-third of every dollar of Losses in excess of $500,000 up to $1,000,000 and one-half of every dollar of Losses in excess of $1,000,000 (i.e. (1/3 x $500,000) + (1/2 x
$250,000) = $291,666.67).

      8.3. Indemnification by Parent.

            (a) Subject to the provisions of this Section and the other Sections of this Article VIII, Parent agrees to indemnify the Company and hold it harmless (and agrees to indemnify and hold harmless any persons adversely affected by Parent's failure to comply with Section 5.10 of this Agreement) from and against any and all Losses incurred or sustained by or imposed upon the Company (or such persons) with respect to or by reason of any failure, breach, default, inaccuracy or lack of performance on the part of Parent or Newco of any of their respective representations, warranties, agreements or covenants under this Agreement or contained in any certificate, document or instrument delivered by Parent or Newco hereunder.

            (b) Notwithstanding anything to the contrary in this Agreement, the Company (and such persons) shall not be entitled to indemnification under
Section 8.3(a) with respect to any claim for indemnification hereunder unless the Company Representative has given Parent written notice of such claim, setting forth what the Company Representative in good faith reasonably believes is sufficient detail as to the facts and circumstances pertaining thereto to inform the Parent of the nature of the claim prior to the applicable Cut-off Date.

      8.4. Procedures for Indemnification.

            (a) If an Indemnified Party shall claim to have suffered a Loss for which indemnification is available under Section 8.2 or 8.3, as the case may be (for purposes of this Section 8.4, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of paragraphs (b)(ix), (x), (xi) or (xii) of Section 8.2), the Indemnified Party shall notify the Indemnifying Party in writing of such claim within the time periods provided in paragraph (b)(vi) of Section 8.2 or paragraph (b) of Section 8.3, as the case may be. Such written notice shall describe what the Indemnified Party in good faith reasonably believes to be the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the case of a claim by the Buying Group, a copy of such written notice shall also be provided by the Indemnified Party to the Escrow Agent. In the event that within forty-five (45) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party.

            (b) If within the forty-five (45) day period described in paragraph
(a) above the Indemnified Party (and, in the case of claim by the Buying Group, the Escrow Agent) shall have received from the Indemnifying Party a notice setting forth the Indemnifying Party's objections to such claim and the Indemnifying Party's reasons for such objection, then the Parties shall follow the procedures set forth in Article X below with respect to the resolution of such matter.

      8.5. Procedures for Third-Party Claims.

            (a) Any Indemnified Party seeking indemnification pursuant to this
Article VIII in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than twenty (20) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim and (ii) copies of all documents and information relating to any such Third-Party Claim within twenty (20) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have materially prejudiced the defense of such Third-Party Claim.

            (b) The Indemnifying Party shall have the right, at its option, and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as such claim is primarily for money damages and the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense and shall be entitled to control any such proceeding as to which the counsel for the Indemnifying Party has an ethical conflict of interest in representing both the Indemnifying Party and the Indemnified Party which conflict the Indemnified Party is not willing to waive; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party and as to which the Indemnified Party has been fully released; and provided further that, in the event the Indemnifying Party does not, within fifteen (15) days after it receives written notice of the Third-Party Claim from the Indemnified Party, agree in writing to accept the defense of, and assume all responsibility for, such Third-Party Claim as provided above in this Section 8.5(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article VIII.


                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

      9.1. Causes. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the completion of the Closing as follows, and in no other manner:

            (a)   By mutual consent of the Parties;

            (b)   By written notice from Parent to the Company if:

                  (i) there have been material misrepresentations or breaches by the Company in the representations, warranties, agreements or covenants of the Company set forth herein which misrepresentations or breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such misrepresentations or breaches have not been cured within a reasonable time after notice thereof to the Company from Parent; or

                (ii) any of the conditions provided for in Article VI of this Agreement have not been satisfied, or waived by Parent or Newco in writing, and the Closing has not occurred by January 31, 1997 or the date of such notice, whichever is later; or

               (iii) the Closing has not occurred by February 15, 1997, for reasons other than the failure of the Parent or Newco to perform their respective obligations hereunder; or

            (c) By written notice from the Company to Parent and Newco if:

                  (i) there has been a material misrepresentation or breach by Parent or Newco in the respective representations, warranties, agreements or covenants of Parent and Newco set forth herein and such misrepresentation or breach has not been cured within a reasonable time after notice thereof to Parent and Newco from the Company; or

                  (ii) any of the conditions provided for in Article VII of this Agreement have not been satisfied, or waived by the Company in writing, and the Closing has not occurred by January 31, 1997 or the date of such notice, whichever is later; or

                  (iii) the Closing has not occurred by February 15, 1997, for reasons other than the failure of the Company to perform its obligations hereunder; or

                  (iv) any of the events identified as "termination events" on
Schedule 9.1(c)(iv) attached to this Agreement has not occurred, or been waived by the Company in writing, by the date indicated for such event.

      9.2. Effect of Termination. In the event of a termination of this Agreement by Parent or the Company under subparagraphs 9.1(b)(i) or 9.1(c)(i), the terminating party shall have such rights and remedies in law or in equity as the law may provide.

      9.3. Right to Proceed. If any of the conditions specified in Article VI hereof have not been satisfied, Parent and Newco, in lieu of any other rights that may be available to them, may waive their rights to have such conditions satisfied prior to Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in Article VII hereof have not been satisfied prior to Closing, the Company, in lieu of any other rights that may be available to it, may waive its rights to have such conditions satisfied and may proceed with the transactions contemplated hereby.


                                    ARTICLE X
                               DISPUTE RESOLUTION

      10.1. Dispute. As used in this Agreement, "Dispute" shall mean any dispute or disagreement between Parent (for itself or on behalf of Newco) and Company or the Company Representative concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement.

      10.2. Process. Other than with respect to claims or disputes arising in connection with a breach or asserted breach of Section 5.12 of this Agreement or the wrongful failure by the Company or Parent to consummate the Merger, if a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 10.3, 10.4 and 10.5 of this Agreement; provided, however, that any Dispute related to the post-closing adjustment described in Section 2.6 of this Agreement shall be resolved pursuant to the procedures set forth in that Section 2.6.

      10.3. Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between the Parent and the Company Representative. Either the Parent or Company Representative may give the other party written notice of any Dispute not resolved in the normal course of business. The Parent and the Company Representative shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing party's notice, or if the parties fail to meet within such ten (10) calendar days, either the Parent or the Company Representative may initiate mediation as provided in Section 10.4 of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by legal counsel.

      10.4. Mediation. If the Dispute is not resolved by negotiations pursuant to Section 10.3 of this Agreement, the Parent and the Company Representative shall attempt in good faith to resolve any such Dispute by mediation. Either the Parent or the Company Representative may initiate a mediation proceeding by a request in writing to the other party (the "Request"), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

            (a) if the parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either the Parent or the Company Representative, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

            (b) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached; or (ii) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (iii) the Parent and the Company Representative agree in writing that an impasse has been reached; or (iv) is sixty (60) calendar days after the Request and none of the events specified in Sections 10.4(b)(i), (ii) or (iii) have occurred. No party may withdraw before the conclusion of the proceeding.

      10.5. Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 10.3 of this Agreement or by mediation pursuant to Section 10.4 of this Agreement within 100 calendar days after initiation of the negotiation process pursuant to Section 10.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court sitting in Milwaukee County, Wisconsin.

      10.6. General.

            (a) Provisional Remedies. At any time during the procedures specified in Sections 10.3 and 10.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article X of this Agreement.

            (b) Tolling Statue of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article X of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.

            (c) Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

            (d) Extension of Deadlines. All deadlines specified in this Article X of this Agreement may be extended by mutual agreement between the Parent and the Company Representative.

            (e) Enforcement. The parties regard the obligations in this Article X of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article X of this Agreement by either the Parent or the Company Representative, the other party may bring an action to seek enforcement of such obligations in any court of Law having jurisdiction thereof.

            (f) Costs. The parties to the dispute shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article X of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 10.4 of this Agreement; provided that, prior to the Closing, the Company Representative's costs, fees and expenses shall be paid by the Company, and after the Closing, the Company Representative's costs, fees and expenses shall be paid pro rata by the Company Shareholders.

            (g) Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article X of this Agreement for any reason, then the functions specified in this Article X of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by the Parent and the Company Representative (the "Replacement"). If the Parent and the Company Representative cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Eastern District of Wisconsin upon application by any party hereto. If a Replacement is selected by either means, this Article X shall be deemed appropriately amended to refer to such Replacement.


                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1. Further Assurance. From time to time, at a Party's request and without further consideration, the other Parties will execute and deliver to the requesting Party such documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

      11.2. Assignment. The rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Parent may, without such written consent assign, directly or indirectly, any or all of its rights and obligations hereunder to any of its corporate affiliates under common ownership with Parent, or for collateral purposes to any of Parent's Lenders or successor lenders providing refinancing of the financing provided by Parent's Lenders.

      11.3. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

      11.4. Amendment and Modification. Parent, Newco and Company may amend, modify and supplement this Agreement, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

      11.5. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

            (a)   If to Parent or Newco, to:

                  NFC Castings, Inc.
                  c/o Citicorp Venture Capital, Ltd.
                  399 Park Avenue, 14th Floor, Zone 4
                  New York, New York 10043
                  Attention: David F. Thomas
                  Facsimile: (212) 888-2940

                  (with a copy to)

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York NY 10022-4675
                  Attention: Kirk A. Radke
                  Facsimile: (212) 446-4900

            (b)   If to Company:

                  Neenah Corporation
                  2121 Brooks Avenue
                  P.O. Box 729
                  Neenah, WI  54956
                  Attention: E.W. Aylward
                  Facsimile: (414) 729-3633

                  (with a copy to)

                  Quarles & Brady
                  411 East Wisconsin Avenue
                  Milwaukee, WI  53202
                  Attention: Bruce C. Davidson
                  Facsimile: (414) 271-3552

            (c)   If to Company Representative:

                  E.W. Aylward
                  241 Lake Road
                  Menasha, WI  54952

                  (with a copy to)

                  Quarles & Brady
                  411 East Wisconsin Avenue
                  Milwaukee, WI  53202
                  Attention: Bruce C. Davidson
                  Facsimile: (414) 271-3552

      If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Company Representative shall constitute delivery to all Company Shareholders. Any Person may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

      11.6. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

            (a) Brokerage. Except as to Brown, Gibbons, Lang & Company, L.P., who shall be compensated by the Company Shareholders, Company, Newco and Parent each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

            (b) Other. Except as otherwise provided herein, each of the Parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

      11.7. Entire Agreement; Binding Effect. This Agreement embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or executed contemporaneously or in connection herewith. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

      11.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.9. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

      11.10. Construction. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

      11.11. Specific Performance. Each of Company and Parent acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

      11.12. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

      11.13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

      11.14. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    NFC CASTINGS, INC.

                                    /s/ John Weber
                                    -----------------------------------



                                    By:  John Weber
                                       --------------------------------
                                    Title: Vice President
                                           ----------------------------


                                    NC MERGER COMPANY

                                    /s/ John Weber
                                    -----------------------------------


                                    By: John Weber
                                       --------------------------------
                                    Title: Vice President
                                           ----------------------------

                                    NEENAH CORPORATION


                                    By: /s/ E. W. Aylward
                                       ---------------------------------
                                    Title: Chairman, President, & CEO
                                          ------------------------------

                                                                       EXHIBIT A

                               ARTICLES OF MERGER

                                       OF

                                NC MERGER COMPANY

                                      INTO

                               NEENAH CORPORATION


         The undersigned, NC MERGER COMPANY, a Wisconsin corporation, and NEENAH CORPORATION, a Wisconsin Corporation, each desire to give notice of corporate action effecting the merger of NC MERGER COMPANY into NEENAH CORPORATION, and acting by their respective officers and pursuant to Section 180.1105 of the Wisconsin Business Corporation Law, hereby certify, each with respect to the facts and acts relating to it, the following:

         1. Plan of Merger.

         (a) The surviving corporation shall be NEENAH CORPORATION and it shall be governed by the laws of the State of Wisconsin.

         (b) The terms and conditions of the merger, the manner and basis of exchanging shares of each corporation into shares and cash, and other provisions relating to the merger are set forth in the Merger Agreement which is attached as Addendum A hereto and which is incorporated herein by reference.

         2. Approval of Merger Agreement. The Merger Agreement has been adopted and approved by the respective boards of directors and approved by the respective shareholders of NC MERGER COMPANY and NEENAH CORPORATION in accordance with Section 180.1103 of the Wisconsin Business Corporation Law.

         3. Effective Time. The merger shall be effective upon the filing of these Articles of Merger with the State of Wisconsin Department of Financial Institutions.

         IN WITNESS WHEREOF, each of the parties hereto has caused these Articles of Merger to be executed on its behalf by its respective duly authorized officers, this _____ day of ____________, 1997.


                                        NC MERGER COMPANY



                                        By: ___________________________
                                            _____________, President

                                        Attest:


                                        By: _____________________________
                                            __________________, Secretary


                                        NEENAH CORPORATION



                                        By: ___________________________
                                            E. W. Aylward, Chairman of
                                            the Board, President and Chief
                                            Executive Officer

                                        Attest:


                                        By: ___________________________
                                            ___________________, Secretary



This document was drafted by:
Patrick J. Goebel
Quarles & Brady
411 E. Wisconsin Avenue
Milwaukee, WI 53202

                                                                       EXHIBIT B

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Merger Agreement") is made as of _____________ __, 1997, by and between NC MERGER COMPANY, a Wisconsin corporation ("Newco"), and NEENAH CORPORATION, a Wisconsin corporation ("Company").


                                    RECITALS

         A. Newco, the Company, and NFC Castings, Inc., a Delaware corporation ("Parent"), are parties to an Agreement and Plan of Reorganization, dated as of ____________, 1996 (the "Reorganization Agreement"), providing for, among other things, the merger of Newco with and into the Company (the "Merger").

         B. The respective boards of directors of Newco and the Company have determined that the Merger is advisable and generally to the advantage and welfare of Newco and the Company and the respective shareholders of Newco and the Company, and, by resolutions duly adopted, have approved the Merger, the Reorganization Agreement, including this Merger Agreement, and the transactions contemplated thereby.

         C. The respective shareholders of Newco and the Company, by resolutions duly adopted, have approved the Merger, the Reorganization Agreement, including this Merger Agreement, and the transactions contemplated thereby.

                  NOW THEREFORE, in consideration of the Recitals and of the mutual provisions, agreements and covenants herein contained, Newco and Neenah hereby agree as follows:

         1. The Merger. At the Effective Time, Newco shall be merged with and into the Company which shall be the surviving corporation pursuant to the provisions of the Wisconsin Business Corporation Law (the "Surviving Corporation").

         2. Effective Time. Upon the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, the Merger shall be effective and the date and time of the filing of the Articles of Merger shall be the "Effective Time" as that term is used herein.

         3. Effect of Merger. At the Effective Time, the corporate identity, existence, purposes, powers, franchises, rights and immunities of the Company shall continue in the Surviving Corporation unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, franchises, rights and immunities of Newco shall be merged into the Surviving

Corporation and the Surviving Corporation shall be fully vested therewith. The separate existence of Newco, except insofar as otherwise specifically provided by law, shall cease at the Effective Time whereupon Newco and the Surviving Corporation shall be and become one single corporation.

         4. Directors and Officers. The officers and directors of Newco in office immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall hold their respective positions from and after the Effective Time until their successors have been appointed or elected and qualified.

         5. Articles of Incorporation; Bylaws. The Restated Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall be the Restated Articles of Incorporation and Bylaws of the Surviving Corporation. After the Effective Time, the Restated Articles of Incorporation and Bylaws of the Surviving Corporation may be amended in accordance with their terms and as provided by applicable law.

         6. Effect on Shares. The manner of exchanging shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time for cash to be distributed to the holders of capital stock of the Company and converting shares of common stock of Newco issued and outstanding immediately prior to the Effective Time into shares of common stock of the Company shall be as follows:

                  (a) As of the Effective Time, by virtue of the Merger and without any action of either Newco or the Company or any of the shareholders thereof, each outstanding share of Common Stock of Newco, without par value, shall be converted into one share of Class A Common Stock, $100 par value, of the Surviving Corporation.

                  (b) As of the Effective Time, by virtue of the Merger and without any action of either Newco or the Company or any of the shareholders thereof:

                           (i) each share of Class A Common Stock of the
Company, $100 par value, issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenter's rights are perfected under the Wisconsin Business Corporation Law and other than shares held by Newco or Parent) shall be converted into the right to receive an amount in cash equal to the Merger Price Per Share, subject to later adjustment as provided in
Section 2.6(e) of the Reorganization Agreement; and

                           (ii) each share of Class B Common Stock of the
Company, $100 par value, issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenter's rights are perfected under the Wisconsin Business Corporation Law and other than shares held by Newco or Parent) shall be converted into the right to receive an amount in cash equal to the Merger Price Per Share, subject to later adjustment as provided in Section 2.6(e) of the Reorganization Agreement.

For purposes hereof, "Merger Price Per Share" shall mean the quotient determined by dividing the Merger Price of $240,000,000 by the total number of shares of Class A Common Stock and Class B Common Stock of the Company issued and outstanding immediately prior to the Effective Time.

                  (c) There are no shares of the authorized Preferred Stock, $100 par value, of the Company issued and outstanding and there will be no shares of Preferred Stock of the Company issued and outstanding as of the Effective Time.

         7. Abandonment. The Merger may be abandoned as provided in Article IX of the Reorganization Agreement at any time prior to the Effective Time in which case this Merger Agreement shall be void and of no further force and effect.

         8. Miscellaneous. This Merger Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which counterparts together constitute a single instrument.

         IN WITNESS WHEREOF, this Merger Agreement has been executed by duly authorized officers of the parties hereto on the date first above written.

                                        NC MERGER COMPANY


                                        By:________________________________
                                        Title:_____________________________


                                        Attest:____________________________
                                        Title:_____________________________

                                        NEENAH CORPORATION


                                        By:________________________________
                                        Title:_____________________________


                                        Attest:____________________________
                                        Title:_____________________________

This document was drafted by:
Patrick J. Goebel
Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497

                                                                       EXHIBIT C

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (the "Escrow Agreement") is made as of ______________, 1996, by and among NC Merger Company, a Wisconsin corporation ("Newco"), Neenah Corporation, a Wisconsin corporation (the "Company"), NFC Castings, Inc., a Delaware corporation ("Parent"), E. W. Aylward, on behalf of the Company Shareholders ("Company Representative") and Bank One, Milwaukee, N.A. (herein sometimes referred to as the "Escrow Agent").

                                    RECITALS

         Parent, Newco and the Company have made, executed and delivered a certain Agreement and Plan of Reorganization among them dated as of _____________ ___, 1996 (the "Agreement"), a copy of which has been delivered to the Escrow Agent for reference purposes. (Any word, term or phrase which is defined in the Agreement and not otherwise defined herein shall, when used in this Escrow Agreement, have the same meaning which each respectively has when used in the Agreement.) The terms of the Agreement provide that on the Closing Date, among other things, Paying Agent shall deliver to the Escrow Agent the sum of $12,000,000.00, subject to the terms and provisions of this Escrow Agreement and the Agreement, representing a portion of the Merger Price. This Escrow Agreement is made, executed and delivered by the Company and Company Representative to provide the Escrow Fund (as hereinafter defined in this Escrow Agreement) from which the Company Shareholders may be paid or Parent or Newco may be repaid as provided in this Escrow Agreement and in Section 8.2 of the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and in the Agreement, the parties hereto agree as follows:

         1. Appointment of the Escrow Agent. Parent, Newco, the Company and Company Representative hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the Escrow Agent under and pursuant to this Escrow Agreement. The Escrow Agent also acknowledges receipt of an executed copy of the Agreement.

         2. Establishment of Escrow Fund. The parties acknowledge that Paying Agent has delivered to the Escrow Agent the amount of $12,000,000.00 as the Escrow Deposit to establish the Escrow Fund in accordance with Sections 2.5(a) and 8.2 of the Agreement. From and after the date hereof, the term "Escrow Fund" means the amount delivered to the Escrow Agent pursuant to this Section 2, less distributions therefrom in accordance with this Escrow Agreement, but shall not include interest or other income received from the investment or reinvestment thereof.

         3. Disposition of Escrow Fund. Parent, Newco, the Company and Company Representative hereby instruct the Escrow Agent and the Escrow Agent hereby agrees to hold, invest and dispose of the Escrow Fund in accordance with and subject to the terms, conditions, limitations and restrictions contained in this Escrow Agreement.

         4. Receipt, Segregation and Release of Income. The Escrow Agent shall receive and collect any and all interest and other income of a kindred nature arising with respect to the Escrow Fund, and shall set aside such interest and other income, and all interest and other income earned on such interest and other income, in a separate account maintained for the benefit of the Company Shareholders (the "Interest Account"). Any taxes payable with respect to interest and other income accruing on the Escrow Fund or the Interest Account shall be the responsibility of the Company Shareholders to whom such interest or other income is distributed hereunder. All amounts held in the Interest Account shall be the property of the Company Shareholders to the extent of their respective Pro Rata Portions thereof, and shall be distributed from time to time by the Escrow Agent to the Company Shareholders as directed by the Company Representative. No amount held in the Interest Account shall be subject to any claim by Newco, Parent or the Company.

         5. Investment. (a) The Escrow Agent shall invest and reinvest all cash funds from time to time comprising part of the Escrow Fund in (i) bonds or other obligations of the government of the United States of America and not having maturities of greater than thirty (30) days; or (ii) demand or time deposits in, certificates of deposit of, or money market accounts/funds of a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia if the commercial paper, if any, and the long-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person or entity other than such institution or trust company) of such depository institution or trust company, at the time of the Escrow Agent's investment therein or contractual commitment providing for such investment, have credit ratings from Moody's and S&P of at least P-l and A-l+, respectively, in the case of the commercial paper, and a credit rating from Moody's and S&P of at least A3 and A-, respectively, in the case of long-term unsecured debt obligations, and not having maturities greater than thirty (30) days; or (iii) such other investments as Parent and Company Representative shall approve in writing.

                  (b) All cash funds held from time to time in the Interest Account shall be invested by the Escrow Agent in accordance with the directions of the Company Representative or distributed in accordance with Section 4 of this Escrow Agreement.

         6. Authority for Payments. The Escrow Fund has been established to provide an exclusive source of payment to Parent and Newco for recovery of claims for indemnification Parent and Newco may have as provided in Section 8.2 of the Agreement, with the balance payable to the Company Shareholders. Accordingly, the Escrow Agent shall disburse funds from the Escrow Fund only pursuant to or in accordance with the following procedure:

                  (a) Parent may at any time and from time to time prior to the Cut-off Date give written notice to Company Representative and Escrow Agent in accordance with Section 8.4 of the Agreement that Parent is asserting one or more claims for indemnification (a "Notice of Claim").

                  (b) If the Escrow Agent and Parent shall not have received from Company Representative prior to the forty-fifth calendar day following the date of delivery of such Notice of Claim, a written notice from Company Representative of the type contemplated by clause (c) below, on such forty-fifth
(45th) day or, if not a business day, on the next succeeding business day, the Escrow Agent shall withdraw from the Escrow Fund and pay to Parent by certified check or wire transfer of immediately available funds to an account designated by Parent an amount equal to the lesser of (i) the aggregate of the claims asserted in the Notice of Claim or (ii) the balance in the Escrow Fund on the date of payment. Any claim set forth in a Notice of Claim that is not specifically disputed in a written notice from Company Representative of the type contemplated by clause (c) below shall be paid by the Escrow Agent in accordance with the preceding sentences even though a notice of dispute might otherwise have been received by the Escrow Agent with respect to other claims set forth in Parent's Notice of Claim.

                  (c) Company Representative may deliver to the Escrow Agent and Parent, prior to the forty-fifth calendar day following the date of delivery of the above Notice of Claim, a written notice to the effect that Company Representative disputes the fact or amount of any one or more of the claims asserted in Parent's Notice of Claim. If such notice of dispute from Company Representative is delivered to the Escrow Agent and Parent within such time period, then the Escrow Agent shall refrain from making any disbursement from the Escrow Fund of the amount or amounts specifically disputed in the notice of dispute from Company Representative unless pursuant to or in accordance with:
(i) a written authorization signed by Company Representative and Parent to the effect that it incorporates the resolution of the matter by such parties, which authorization shall set forth the amount of the Escrow Fund to be distributed to Parent, or (ii) a certified copy of a final judgment of a court of competent jurisdiction, provided, however, that a certified copy of a final judgment shall serve as a valid determination only if the time for appeal has expired and no appeal has been perfected or all appeals have been exhausted or no right of appeal exists. Any distribution from the Escrow Fund to Parent in accordance with this paragraph (c) shall be paid by certified check or wire transfer of immediately available funds to an account designated by Parent.

                  (d) On the date (the "Termination Date") that is forty-nine
(49) months after the date first above written, any and all funds and property then held in the Escrow Fund in excess of that which the Escrow Agent is or may be required to pay in respect of claims asserted in any Notice of Claim prior to the Cut-off Date which have not theretofore been paid, shall be distributed to Company Representative on behalf of the Company Shareholders. Any funds then included in the Escrow Fund which are not distributed in accordance with the preceding sentence shall be retained by the Escrow Agent until such time as any and all such claims of Parent which have not been paid or otherwise resolved on or prior to the Termination Date shall have been paid or otherwise resolved in accordance with clause (c) above, at which time all of the remaining funds then held by the Escrow Agent in the Escrow Fund shall be distributed to Company Representative on behalf of the Company Shareholders.

         7. Fees and Expenses. The Escrow Agent shall be entitled to a reasonable fee for its services under this Escrow Agreement in accordance with the fee schedule attached hereto as Schedule A and to reimbursement for all reasonable out-of-pocket costs, charges and expenses incurred by it in connection therewith. Company Representative shall be responsible for, and shall discharge, one-half (1/2) of such fee, costs, charges and expenses, and Parent shall be responsible for and shall discharge one-half (1/2) of such fee, costs, charges and expenses.

         8. Limitations on Duties and Liabilities of the Escrow Agent. Unless otherwise expressly provided in this Escrow
Agreement, the Escrow Agent shall:

                  (a) not be held liable for any action taken or omitted under this Escrow Agreement so long as it shall have acted in good faith and without negligence;

                  (b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties under and pursuant to this Escrow Agreement;

                  (c) be entitled to deem (unless it has actual knowledge to the contrary) the signatories of any documents or instruments submitted to it pursuant to this Escrow Agreement as being those purported to be authorized to sign such documents or instruments on behalf of the parties to this Escrow Agreement and shall be entitled to rely (unless it has actual knowledge to the contrary) upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind; and

                  (d) have no responsibility or liability for any diminution which may result from any investments or reinvestments made in accordance with any provisions contained in this Escrow Agreement.

         9.       Resignation and Removal of the Escrow Agent.

                  (a) The Escrow Agent may resign as such thirty (30) days following the giving of prior written notice thereof to Company Representative and Parent. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to the Escrow Agent by Company Representative and Parent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor Escrow Agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow Fund and the Interest Account to a successor Escrow Agent appointed by Company Representative and Parent as evidenced by a written notice executed by Company Representative and Parent and filed with the Escrow Agent.

                  (b) If Company Representative and Parent are unable to agree upon a successor Escrow Agent, or shall have failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following the date of the notice of such resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement.

                  (c) Upon acknowledgment by any successor Escrow Agent appointed in accordance with the foregoing provisions of this Section 9 of the receipt of the property then comprising the Escrow Fund and the Interest Account, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Escrow Agreement.

         10. Indemnification of the Escrow Agent. Company Representative and Parent or their respective successors and assigns, each agree to indemnify and save and hold harmless the Escrow Agent and its successors and assigns of, from and against all losses, costs and expenses which the Escrow Agent shall sustain or incur as a result of the Escrow Agent's involvement as a party thereto in any litigation commenced prior to the termination of this Escrow Agreement, arising from the performance by the Escrow Agent of its duties and responsibilities under and pursuant to this Escrow Agreement which is not attributable in any manner, or to any extent, to any action taken, or omitted, by the Escrow Agent in connection with this Escrow Agreement in respect of which the Escrow Agent shall have been adjudged to have been negligent, but in, and only in, the following manner and to, and only to, the following extent, and subject to the following limitations and restrictions:

                  (a) Company Representative and its successors and assigns, shall indemnify and save and hold harmless the Escrow Agent to the extent, but only to the extent, of one-half (1/2) of any such losses, costs and expenses; and

                  (b) Parent and its successors and assigns, shall indemnify and save and hold harmless the Escrow Agent to the extent, but only to the extent, of one-half (1/2) of any such losses, costs and expenses.

         11. Termination of Escrow Fund. This Escrow Agreement (other than Sections 7 and 10) shall automatically terminate when all of the funds held by the Escrow Agent as part of the Escrow Fund at any time while this Escrow Agreement remains in effect shall have been distributed, or otherwise disposed of, by the Escrow Agent in accordance with the terms of this Escrow Agreement. At such time, any amounts remaining in the Interest Account shall be distributed to the Company Shareholders to the extent of their respective Pro Rata Portions thereof as directed by the Company Representative.

         12. Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

TO COMPANY REPRESENTATIVE:                        E. W. Aylward
                                                  241 Lake Road
                                                  Menasha, WI  54952

With a copy to:                                   Quarles & Brady
                                                  Attn: Bruce C. Davidson
                                                  411 East Wisconsin Avenue
                                                  Milwaukee, WI  53202

TO PARENT, NEWCO OR THE COMPANY:                  NFC Castings, Inc.
                                                  c/o Citicorp Venture
                                                    Capital, Ltd.
                                                  Attn:  David F. Thomas
                                                  399 Park Avenue
                                                  14th Floor, Zone 4
                                                  New York, NY  10043

With copies to:                                   Kirkland & Ellis
                                                  Attn:  Kirk A. Radke
                                                  Citicorp Center
                                                  153 East 53rd Street
                                                  New York, NY  10022-4675

                                                  and

                                                  Citicorp Venture Capital, Ltd.
                                                  Attn:  David F. Thomas
                                                  399 Park Avenue
                                                  14th Floor, Zone 4
                                                  New York NY 10043

TO THE ESCROW AGENT:                              Bank One, Milwaukee, N.A.
                                                  Attn:_____________________
                                                  __________________________
                                                  Milwaukee WI _____________

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Company Representative shall constitute delivery to all Company Shareholders. Any Person may change its address for the purposes of this Escrow Agreement by giving notice thereof in accordance with this Section.

         13. Continuance of Agreement. This Escrow Agreement shall be binding upon the parties hereto and their respective successors and assigns.

         14. Applicable Law. This Escrow Agreement shall be governed by and construed under and in accordance with the laws of the State of Wisconsin.

         15. Counterparts. This Escrow Agreement may be executed in any number of counterparts, any one of which shall be considered an original but all of which together shall constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date and year first above written.



                                                  NEWCO:

                                                  NC MERGER COMPANY


Attest:                                           By:___________________________

______________________                            Its:__________________________
(Assistant) Secretary


                                                  PARENT:

                                                  NFC CASTINGS, INC.


Attest:                                           By:___________________________

_____________________________                     Its:__________________________
(Assistant) Secretary


                                                  THE COMPANY:

                                                  NEENAH CORPORATION



Attest:                                           By:___________________________

_____________________________                     Its:__________________________
(Assistant) Secretary


                                                  COMPANY REPRESENTATIVE:


                                                  ______________________________
                                                  E. W. Aylward

                                                  ESCROW AGENT:

                                                  BANK ONE, MILWAUKEE, N.A.


Attest:                                           By:___________________________

______________________________                    Its:__________________________

Title:________________________

                                                                       EXHIBIT D

                            MERGER PAYMENT STATEMENT

Neenah Corporation Shareholder:                       Date _______________, 199_



Address:





                                                                       Number
1.       Shares You Hold                                              of Shares

         1.1      Class A Common Stock

         1.2      Class B Common Stock

         1.3      Share Payment Class A Common Stock -
                  $_____ (Merger Price Per Share)
                  times total Class A shares
                  (item 1.1)                                          = $

         1.4      Share Payment Class B Common Stock -
                  $_____ (Merger Price Per Share)
                  times total Class B shares
                  (item 1.2)                                          = $

         1.5      Total Gross Share Payment (Class A
                  & Class B) (items 1.3 & 1.4)                        = $

2.       Deductions for pro rata portion
         of brokerage fees and expenses                               = $

3.       Pro rata portion of $12,000,000.00
         Escrow Deposit                                               = $

4.       Net Merger Payment (item 1.5 less items
         2 and 3), to be reduced by proportionate
         share of professional fees and expenses.                     = $
                                                                         =======
5. After reduction for proportionate share of professional fees and expenses, net payment to be made upon receipt of signed Merger Payment Statement and after Closing.

"Merger Price Per Share" means the quotient determined by dividing the Merger Price of $240,000,000 to be delivered by Newco at Closing by the total number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time. (For illustration purposes only, based on 619.5 and 3,820 issued and outstanding shares of Class A Common Stock and Class B Common Stock, respectively, the Merger Price Per Share would equal $54,060.14.)

Please check, and complete where appropriate, one of the following:

_____  Please mail my check                       _____  Please have my check
           to the following                               held for my pickup at
           address:                                          the offices of the
                                                             Paying Agent:

______________________________                    ______________________________
______________________________                    ______________________________
______________________________                    ________________, WI_________*

_____  Please wire payment to me
           using the following wire
           transfer instructions:



________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________



*If the shareholder elects to pick up his check at the offices of the Paying Agent set forth above, the shareholder understands that the Paying Agent will require appropriate identification from the shareholder prior to delivery of the check.

                            Important Tax Information

         Under the federal income tax law, a Neenah Corporation shareholder who receives payment in connection with the Merger is required to provide the Paying Agent with such shareholder's correct taxpayer identification number by completing the IRS Form W-9 attached hereto certifying that the taxpayer identification number provided on the IRS Form W-9 is correct (or that such shareholder is awaiting a taxpayer identification number). If the Paying Agent is not provided with the correct taxpayer identification number, payments that are made to such shareholder pursuant to the Merger may be subject to backup withholding.

         If backup withholding applies, the Paying Agent is required to withhold 20% of any gross payments due to the Neenah Corporation shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service. If backup withholding does not apply to you, the box in Part II of the W-9 Form must be checked.

         Agreed and accepted this ____ day of ____________, 199_.



                                                  ______________________________
                                                  Signature of Neenah
                                                  Corporation Shareholder**


(IF MORE THAN ONE PERSON IS LISTED AS THE NEENAH CORPORATION SHAREHOLDER, EACH PERSON MUST SIGN HIS NAME EXACTLY AS IT APPEARS ON PAGE ONE OF THE MERGER PAYMENT STATEMENT IN ORDER FOR THE PAYING AGENT TO ACCEPT THE MERGER PAYMENT STATEMENT.)

**If the Neenah Corporation shareholder is a partnership or corporation, the person signing on behalf of the shareholder must also print the name of the shareholder and the title of the person signing. If the Merger Payment Statement or the IRS Form W-9 are executed by attorneys, executors, administrators, trustees, guardians, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence, satisfactory to Neenah Corporation, which may include a signature guaranty guaranteed by a commercial bank, a trust company or by a member firm of any securities exchange of the National Association of Securities Dealers, Inc., of their authority so to act must be submitted to Neenah Corporation.

                                                                       EXHIBIT E



                               ____________, 1997




NFC Castings, Inc.                                          NC Merger Company
c/o Citicorp Venture                                        c/o Citicorp Venture
  Capital, Ltd.                                               Capital, Ltd.
399 Park Avenue                                             399 Park Avenue
14th Floor, Zone 4                                          14th Floor, Zone 4
New York, NY 10043                                          New York, NY 10043

Gentlemen:

         We have acted as counsel to Neenah Corporation, a Wisconsin corporation (the "Company"), in connection with the negotiation, preparation, execution and delivery of an Agreement and Plan of Reorganization dated as of ____________, 1996 (the "Agreement") by and among the Company, NC Merger Company, a Wisconsin corporation ("Newco") and NFC Castings, Inc., a Delaware corporation ("Parent"). Pursuant to the Agreement, the Company has this day executed and delivered to Parent and Newco the following documents, all dated the date hereof: (a) the Articles of Merger; (b) the Merger Agreement; (c) the Escrow Agreement; and (d) the Paying Agent Agreement (the foregoing documents together with the Agreement are collectively referred to herein as the "Transaction Documents").

         This opinion is delivered to you at the request of the Company pursuant to Section 6.9(c) of the Agreement. Any capitalized term used herein without definition shall have the meaning assigned to such term in the Agreement.

         Pursuant to the Agreement, Parent is this day acquiring all of the issued and outstanding shares of capital stock of the Company through the merger of Newco, a wholly owned subsidiary of Parent, with and into the Company.

         In rendering this opinion, we have examined or considered such of the following as we deemed relevant and necessary as a basis for the opinions hereinafter set forth: (a) corporate records, certificates, agreements, instruments and other documents (collectively referred to as the "Ancillary Documents"); (b) questions and matters of law; and (c) certificates or comparable documents of public officials and of officers and representatives of the Company. We have also made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

NFC Castings, Inc.
NC Merger Company
_____________, 1996
Page 2



         In giving the various opinions set forth below, we have, with respect to factual matters, relied on: (a) the representations and warranties of the Company contained in the Agreement; and (b) representations and warranties of officers and representatives of the Company contained in certificates delivered to us.

         We have assumed that: (a) all certificates or comparable documents of public officials examined by us are accurate; (b) each Ancillary Document submitted to us as an original is authentic and complete; (c) each Ancillary Document submitted to us as a certified or photostatic copy conforms to an authentic original; (d) each of the parties (other than the Company) to the Transaction Documents has duly and validly executed and delivered the Transaction Documents to which it is a signatory; (e) all signatures (other than the signatures of the Company) on Ancillary Documents reviewed by us are genuine; (f) each person executing any Transaction Documents (other than the Company) on behalf of such party is authorized to do so; (g) the obligations of each party (other than the Company) under the Transaction Documents are such party's legal, valid and binding obligations, enforceable and effective in accordance with the terms of the Transaction Documents; (h) the Transaction Documents accurately describe and contain the mutual understanding of the parties; (i) there are no oral or written statements or agreements that purport to modify, amend or vary any of the terms of the Transaction Documents; (j) all individuals executing and delivering the Transaction Documents have the legal capacity to so execute and deliver such document; and (k) Parent and Newco have the corporate power and authority to enter into the Transaction Documents.

         Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Wisconsin. As of January 1, 1991, Wisconsin no longer recognizes the concept of "good standing" for corporations. We have received a certificate of status from the Wisconsin Department of Financial Institutions for the Company which is conclusive evidence of its existence. Wis. Stat. Section 180.0128.

         2. The Company has the requisite corporate power and authority to carry on its business as now being conducted and to own its assets and properties.

         3. To our knowledge, the entire authorized capital stock of the Company consists of: (i) 1,000 shares of Class A Common Stock,

NFC Castings, Inc.
NC Merger Company
_____________, 1996
Page 3



with a par value of $100.00 per share, of which 619.5 shares are issued and outstanding; (ii) 10,000 shares of Class B Common Stock, with a par value of $100.00 per share, of which 3,820 shares are issued and outstanding and (iii) 3,000 shares of Preferred Stock, with a par value of $100.00 per share, of which no shares are issued and outstanding.

         4. To our knowledge, there are no options, warrants, conversion rights, agreements or other rights to subscribe for or purchase the capital stock of the Company, other than the Agreement and as disclosed in the Disclosure Schedule.

         5. The execution, delivery and performance by the Company of the Transaction Documents are within the corporate power and authority of the Company and have been duly authorized by all necessary corporate action by the Company.

         6. The Transaction Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws generally affecting the rights of creditors, and subject to general equity principles.

         7. To our knowledge, the execution, delivery and performance by the Company of the Transaction Documents do not result in a material breach of, or constitute a default under, or result in a violation of: (a) any applicable provision of laws or regulations of the State of Wisconsin or laws or regulations of the United States of America; or (b) any judgment, injunction, order or decree binding upon the Company; or (c) the Restated Articles of Incorporation, as amended and restated effective as of the date hereof, or Bylaws of the Company.

         8. To our knowledge, except for consents that have been obtained, no consent, order, authorization or approval of any governmental authority is required in connection with the execution, delivery and performance of the Transaction Documents by or the consummation by the Company of the transactions contemplated thereby.

         9. To our knowledge, no suit, action, investigation, inquiry or other proceeding by any person or governmental agency or body has been instituted and is pending against the Company which questions the validity or legality of the Agreement or any of the transactions contemplated thereby.

NFC Castings, Inc.
NC Merger Company
_____________, 1996
Page 4



         Each of the opinions as to the enforceability of any agreement or instrument is: (a) subject to the limitations set forth in the General Qualifications stated in the Legal Opinion Accord of the ABA Section of Business Law (1991), which General Qualifications are attached hereto as Schedule 1; and
(b) subject to the qualification that certain provisions of such documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such documents as a whole and each of such documents contains legally adequate provisions for the realization of the principal legal rights and benefits afforded by it.

         We are attorneys licensed to practice law in the State of Wisconsin. The opinions expressed herein are specifically limited to the present internal law of the State of Wisconsin and the federal law of the United States of America, are given as of the date of this letter, are intended to apply only to the facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein.

         Whenever this opinion refers to matters within our "knowledge" or "known to us," such reference is limited to facts within our actual knowledge after inquiry of the attorneys in our firm who have given substantive legal attention to the representation of the Company, and after a review of our files related to the Company, and facts represented to us by officers and representatives of the Company. Each of the opinions set forth above is subject to the matters disclosed by the Company in the Agreement and the Disclosure Schedule.

         The opinions set forth above are delivered to you in connection with the transactions described in the Agreement. This opinion letter is rendered solely for your information and assistance in connection with the transactions described in the Agreement and may not be provided to, or used or relied upon by, any other person or for any other purpose without our prior written consent.

                                                     Very truly yours,



                                                     QUARLES & BRADY

                                                                       EXHIBIT F






                                               ______________, 1997



E.W. Aylward                                         Neenah Corporation
241 Lake Road                                        Attention:  E.W. Aylward
Menasha, WI  54952                                   2121 Brooks Avenue
                                                     P.O. Box 729
                                                     Neenah WI 54957

Gentlemen:

         We have acted as counsel to NC Merger Company, a Wisconsin corporation ("Newco") and NFC Castings, Inc., a Delaware corporation ("Parent"), in connection with the negotiation, preparation, execution and delivery of an Agreement and Plan or Reorganization dated as of _____________, 1996 (the "Agreement") by and among Newco, Parent and Neenah Corporation, a Wisconsin corporation (the "Company"). Pursuant to the Agreement, Parent and Newco have this day executed and delivered to the Company the following documents, all dated the date hereof: (a) the Articles of Merger; (b) the Merger Agreement; (c) the Escrow Agreement; and (d) the Paying Agent Agreement (the foregoing documents together with the Agreement are collectively referred to herein as the "Transaction Documents").

         This opinion is delivered to you at the request of Parent pursuant to
Section 7.5(b) of the Agreement. Any capitalized term used herein without definition shall have the meaning assigned to such term in the Agreement.

         Pursuant to the Agreement, Parent is this day acquiring all of the issued and outstanding shares of capital stock of the Company through the merger of Newco, a wholly owned subsidiary of Parent, with and into the Company.

         In rendering this opinion, we have examined or considered such of the following as we deemed relevant and necessary as a basis for the opinions hereinafter set forth: (a) corporate records, certificates, agreements, instruments and other documents (collectively referred to as the "Ancillary Documents"); (b) questions and matters of law; and (c) certificates or comparable documents of public officials and of officers and representatives of Parent and Newco. We have also made such inquiries of such officers and representatives of Parent and Newco as we have deemed

Neenah Corporation
_________________, 1997
Page 2


relevant and necessary as a basis for the opinions hereinafter set forth.

         In giving the various opinions set forth below, we have, with respect to factual matters, relied on: (a) the representations and warranties of Parent and Newco contained in the Agreement; and (b) representations and warranties of officers and representatives of Parent and Newco contained in certificates delivered to us.

         We have assumed that: (a) all certificates or comparable documents of public officials examined by us are accurate; (b) each Ancillary Document submitted to us as an original is authentic and complete; (c) each Ancillary Document submitted to us as a certified or photostatic copy conforms to an authentic original; (d) each of the parties (other than Parent or Newco) to the Transaction Documents has duly and validly executed and delivered the Transaction Documents to which it is a signatory; (e) all signatures (other than the signatures of Parent or Newco) on Ancillary Documents reviewed by us are genuine; (f) each person executing the Transaction Documents (other than Parent or Newco) on behalf of such party is authorized to do so; (g) the obligations of each party (other than Parent or Newco) under the Transaction Documents are such party's legal, valid and binding obligations, enforceable in accordance with the terms of the Transaction Documents; (h) the Transaction Documents accurately describe and contain the mutual understanding of the parties; (i) there are no oral or written statements or agreements that purport to modify, amend or vary any of the terms of the Transaction Documents; (j) all individuals executing and delivering the Transaction Documents have the legal capacity to so execute and deliver such document; and (k) the Company has the corporate power and authority to enter into the Transaction Documents.

         Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

         1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Newco is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin. As of January 1, 1991, Wisconsin no longer recognizes the concept of "good standing" for corporations. We have received a certificate of status from the Wisconsin Department of Financial Institutions for Newco which is conclusive evidence of its existence. Wis. Stat. Section 180.0128.

Neenah Corporation
_________________, 1997
Page 3



         2. Parent and Newco each have the requisite corporate power and authority to carry on its business as now being conducted and to own its assets and properties.

         3. The execution, delivery and performance by Parent and Newco of the Transaction Documents are within the corporate power and authority of Parent and Newco and have been duly authorized by all necessary corporate action by Parent and Newco.

         4. The Transaction Documents have been duly executed and delivered by Parent and Newco and constitute legal, valid and binding obligations of Parent and Newco, enforceable against Parent and Newco in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

         5. To our knowledge, the execution, delivery and performance by Parent and Newco of the Transaction Documents do not result in a material breach of, or constitute a default under, or result in a violation of: (a) any applicable provision of laws or regulations of the State of _______________ or laws or regulations of the United States of America; or (b) any judgment, injunction, order or decree binding upon Parent or Newco or both; or (c) the Articles of Incorporation or Bylaws of Parent or Newco.

         6. To our knowledge, except for consents that have been obtained, no consent, order, authorization or approval of any governmental authority is required in connection with the execution, delivery and performance of the Transaction Documents by Parent and Newco or the consummation by Parent and Newco of the transactions contemplated thereby.

         7. To our knowledge, no suit, action, investigation, inquiry or other proceeding by any person or governmental agency or body has been instituted and is pending against Parent or Newco which questions the validity or legality of the Agreement or any of the transactions contemplated thereby.

         Each of the opinions as to the enforceability of any agreement or instrument is: (a) subject to the limitations set forth in the General Qualifications stated in the Legal Opinion Accord of the ABA Section of Business Law (1991), which General Qualifications are attached hereto as Schedule 1; and
(b) subject to the qualification that certain provisions of such documents may be

Neenah Corporation
_________________, 1997
Page 4


unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such documents as a whole and each of such documents contains legally adequate provisions for the realization of the principal legal rights and benefits afforded by it.

         We are attorneys licensed to practice law in the State of ______________. The opinions expressed herein are specifically limited to the present internal law of the State of _____________ and federal law of the United States of America, are given as of the date of this letter, are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein.

         Whenever this opinion refers to matters within our "knowledge" or "known to us," such reference is limited to facts within our actual knowledge after inquiry of the attorneys in our firm who have given substantive legal attention to the representation of Parent and Newco, and after a review of our files related to Parent and Newco, and facts represented to us by officers and representatives of Parent and Newco.

         The opinions set forth above are delivered to you in connection with the transactions described in the Agreement. This opinion letter is rendered solely for your information and assistance in connection with the transactions described in the Agreement and may not be provided to, or used or relied upon by, any other person or for any other purpose without our prior written consent.

                                                     Very truly yours,



                                                     ---------------------------

                                                                       EXHIBIT G

                             PAYING AGENT AGREEMENT


         THIS PAYING AGENT AGREEMENT is made as of ____________, 199_, by and among NFC CASTINGS, INC., a Delaware corporation ("Parent"), NC MERGER COMPANY, a Wisconsin corporation ("Newco"), NEENAH CORPORATION, a Wisconsin corporation ("the Company"), E.W. AYLWARD, in his capacity as Company Representative ("Company Representative") and BANK ONE, MILWAUKEE, N.A., in its capacity as paying agent hereunder (in such capacity, the "Paying Agent").

                                    RECITALS

         A. Parent, Newco and the Company are parties to an Agreement and Plan of Reorganization (the "Agreement") dated as of _______________, 1996, a copy of which has been furnished to the Paying Agent. (Any word, term or phrase which is defined in the Agreement and not otherwise defined herein shall, when used herein, have the meaning which each respectively has when used in the Agreement.)

         B. The Agreement contemplates and provides for the merger of Newco with and into the Company pursuant to which all of the outstanding shares of the Company's Class A and Class B Common Stock will be converted into the right to receive cash and all of the issued and outstanding shares of Newco Common Stock will be converted into shares of the Company's Class A Common Stock.

         C. The Agreement further contemplates and provides for the distribution of the Merger Price by the Paying Agent to the Escrow Agent and the Company Shareholders. The parties wish to establish by means of this Paying Agent Agreement a procedure to provide for the orderly payment of the Merger Price to the Escrow Agent and to the Company Shareholders.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

         1. Delivery of Merger Price. Parent herewith deposits with the Paying Agent the Merger Price and the Paying Agent hereby acknowledges the receipt and the payment of such sum (the "Merger Fund"). The Paying Agent accepts the Merger Fund and agrees to hold the same in a separate and segregated account (the "Merger Account"), to invest and reinvest the Merger Fund, and to disburse the same in accordance with the terms of this Paying Agent Agreement.

         2. Investment of Merger Fund. The Paying Agent shall invest and reinvest all cash funds from time to time comprising part of the Merger Fund in
(i) bonds or other obligations of the government of the United States of America and not having maturities of greater than thirty (30) days; or (ii) demand or time deposits in, certificates of deposit of, or money market accounts/funds of a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia if the commercial paper, if any, and the long-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person or entity other than such institution or trust company) of such depository institution or trust company, at the time of the Paying Agent's investment therein or contractual commitment providing for such investment, have credit ratings from Moody's and S&P of at least P-l and A-l+, respectively, in the case of the commercial paper, and a credit rating from Moody's and S&P of at least A3 and A-, respectively, in the case of long-term unsecured debt obligations, and not having maturities greater than thirty (30) days; or (iii) such other investments as Parent and Company Representative shall approve in writing. Interest and other income earned on the Merger Fund shall be paid to a Merger Payee pro rata in accordance with such Merger Payee's respective interest in the Merger Fund at the time a disbursement is made to such Merger Payee in accordance with paragraph 4 below.

         3. Merger Payment Statements. The Company has heretofore delivered to the Paying Agent unsigned copies of Merger Payment Statements for all of the Company Shareholders, which statements show the net merger payment for each of the Company Shareholders (after deductions for each Company Shareholder's proportionate share of brokerage fees and expenses and each Company Shareholder's pro rata share of the Escrow Deposit). The Company shall deliver to the Paying Agent a copy of each signed Merger Payment Statement it receives promptly after the receipt thereof.

         4. Release and Disbursement of Amounts in Merger Account. The amounts in the Merger Account from time to time shall be released and disbursed by the Paying Agent in the manner and under the circumstances hereinafter specified:

                  (a) Immediately after the Effective Time, the Paying Agent shall deposit or shall cause to be deposited the Escrow Deposit with the Escrow Agent.

                  (b) Immediately after the Effective Time, the Paying Agent shall pay or cause to be paid (i) to each Merger Payee for whom Paying Agent has received a Merger Payment Statement duly signed by such Merger Payee, an amount equal to the "Net Merger Payment" shown on such Merger Payment Statement less such Merger Payee's proportionate share of professional fees and expenses as set forth in a schedule to be delivered by Company Representative to the Paying Agent, and (ii) such professional fees and expenses as directed by Company Representative in such schedule.

                  (c) In the event the Paying Agent does not receive a Merger Payment Statement with respect to any Merger Payee, the Paying Agent shall notify Parent, the Company and Company Representative of that fact and shall not disburse any amount allocable to that Merger Payee until Paying Agent receives a Merger Payment Statement duly signed by such Merger Payee.

                  (d) Any payment to be made by the Paying Agent out of the Merger Fund shall be made in immediately available funds in the amount of the payment to be made and transmitted to the payee in the manner specified in the Merger Payment Statement.

                  (e) At any time after 180 days after the date hereof, Parent, by notice to Paying Agent, may require Paying Agent to pay the remaining portion of the Merger Fund (including interest and other income earned thereon) to the Company as provided in Section 2.5(c) of the Agreement.

                  (f) Paying Agent shall not disburse any amount allocable to a Company Shareholder who is not a Merger Payee until Paying Agent receives a notice from the Company authorizing the release and disbursement of amounts to such Company Shareholder, which notice shall not be unreasonably withheld by the Company.

         5. Accounting. Within a reasonable time after the delivery of the remainder of the funds in the Merger Account in accordance with paragraph 4 hereof, the Paying Agent shall deliver to Parent and Company Representative an accounting which shall consist of a statement of all receipts of and disbursements made from the Merger Account. Unless Parent or Company Representative shall object to such accounting within thirty (30) days after the date of the delivery of such accounting to it, the Paying Agent shall be discharged forever and absolutely from any and all liabilities and obligations whatsoever to Parent or to Company Representative arising by virtue of this Agreement or the Merger Fund, and in no event whatsoever shall the Paying Agent be required otherwise to account for, or give evidence of the fact, amount or propriety of, any disbursements made by it, except as provided in this paragraph 5, unless the Paying Agent shall have acted in gross negligence or with willful misconduct. Any such objection to such accounting must be in writing and must be delivered or sent to the Paying Agent by registered or certified mail.

         6. Tax Information. The Paying Agent shall be responsible for the preparation of any required tax reports related to the Merger Account, and shall provide any necessary tax information to the Company Shareholders.

         7. Conditions to Responsibilities of Paying Agent. Acceptance by the Paying Agent of its duties under this Paying Agent Agreement is subject to the following terms and conditions, which all parties to this Paying Agent Agreement hereby agree shall define the rights, duties and immunities of the Paying Agent:

                  (a) The duties and obligations of the Paying Agent shall be determined solely by the express provisions of this Paying Agent Agreement, and the Paying Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Paying Agent Agreement. Except for the services it will render as Escrow Agent, the Paying Agent shall not have any duty or responsibility for or with respect to the Agreement or any related undertaking and shall in no way be bound or obligated by the terms thereof.

                  (b) The Paying Agent shall not be responsible for any failure or inability of Parent or the Company to comply with any of the provisions of any other agreement to which they may be parties.

                  (c) The Company shall reimburse and indemnify the Paying Agent for, and hold it harmless against, any loss, liability or expense, including but not limited to attorneys' fees and disbursements, incurred without gross negligence or willful misconduct on the part of the Paying Agent, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Paying Agent Agreement or its defending against any claim or liability arising out of or relating to this Paying Agent Agreement, other than claims or liabilities established to have arisen out of the gross negligence or willful misconduct of the Paying Agent.

                  (d) The Paying Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Paying Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties.

                  (e) The Paying Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake, in fact or law, or for anything else which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

                  (f) The Paying Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Paying Agent Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

                  (g) In the event of any dispute hereunder, the Paying Agent shall have the right (but shall not be obligated) to pay into court the entire Merger Account and thereafter be absolved of any further duty or obligation hereunder with respect to the Merger Account.

         8. Compensation. The Paying Agent shall be paid the sum of $_______ for its services to be rendered hereunder, which amount shall be paid by the Company.

         9. Resignation of Paying Agent; Appointment of Successor. The Paying Agent acting at any time hereunder may resign at any time by giving ten days' prior written notice of resignation to Parent and Company Representative, such resignation to be effective on the date specified in such notice. In addition, Parent and Company Representative may jointly cause the removal of the Paying

Agent at any time upon the giving of ten days' written notice. In either event Parent and Company Representative shall appoint as successor Paying Agent a bank or trust company mutually satisfactory to them by a written instrument delivered to each of the retiring Paying Agent and the successor Paying Agent, and upon such appointment and its acceptance thereof, the successor Paying Agent shall succeed to all the rights and obligations of the retiring Paying Agent as of the effective date of resignation or removal as though it had been originally named herein, the retiring Paying Agent shall be discharged from all duties and obligations thereafter arising or accruing hereunder, and the retiring Paying Agent shall duly transfer and deliver to the successor Paying Agent the Merger Account and any other property then held by the retiring Paying Agent hereunder. After any retiring Paying Agent's resignation or removal hereunder, the provisions of this Paying Agent Agreement shall inure to its benefit as to any actions taken, omitted or suffered by it while it was the Paying Agent hereunder.

         10. Amendment and Termination. This Paying Agent Agreement may be amended or terminated only by a written agreement signed by each of the Paying Agent, Parent, the Company and Company Representative.

         11. Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         If to Parent, Newco            NFC Castings, Inc.
         or the Company:                c/o Citicorp Venture Capital, Ltd.
                                        Attn: David F. Thomas
                                        399 Park Avenue, 14th Floor, Zone 4
                                        New York, NY 10043

         With a copy to:                Kirkland & Ellis
                                        Attn:  Kirk A. Radke
                                        Citicorp Center
                                        153 East 53rd Street
                                        New York, NY  10022-4675

         If to Company                  E.W. Aylward
         Representative:                241 Lake Road
                                        Menasha, WI  54952

         With a copy to:                Quarles & Brady
                                        Attn:  Bruce C. Davidson
                                        411 East Wisconsin Avenue
                                        Milwaukee, WI 53202
                                        Facsimile: (414) 271-3552

         If to the Paying Agent:        Bank One, Milwaukee, N.A.
                                        Attn:_____________________
                                        __________________________
                                        __________________________
                                        Milwaukee WI _____________

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Company Representative shall constitute delivery to all Company Shareholders. Any Person may change its address for the purposes of this agreement by giving notice thereof in accordance with this Section.

         12. Governing Law. This Paying Agent Agreement is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Wisconsin.

         13. Entire Agreement. This Paying Agent Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral. This Paying Agent Agreement shall be binding upon the parties hereto and their successors and assigns.

         14. Headings. The headings in this Paying Agent Agreement are inserted for convenience only and shall not constitute a part hereof.

         15. Counterparts. This Paying Agent Agreement may be executed in any one or more counterparts, each of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Paying Agent Agreement to be executed on the date first above written.


                            NFC CASTINGS, INC.



                            By:      _______________________________
                                     Title:


                            NC MERGER COMPANY



                            By:      _______________________________
                                     Title:


                            NEENAH CORPORATION



                            By:      _______________________________
                                     Title:



                            ________________________________________
                            E.W. Aylward, Company Representative


                            BANK ONE, MILWAUKEE, N.A.
                              as Paying Agent



                            By:      _______________________________
                                     Title:

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



         This First Amendment to Agreement and Plan of Reorganization is dated as of January 13, 1997 by and among NFC Castings, Inc., a Delaware corporation ("Parent"), NC Merger Company, a Wisconsin corporation ("Newco"), and Neenah Corporation, a Wisconsin corporation (the "Company").

                                    RECITALS

         Parent, Newco and the Company entered into an Agreement and Plan of Reorganization dated as of November 20, 1996 ("Agreement") pursuant to which they agreed to consummate a transaction in which Parent would acquire the Company for cash through a reverse triangular merger of Newco with and into the Company, whereby all of the outstanding shares of the capital stock of the Company would be converted into the right to receive cash and all of the outstanding shares of the capital stock of Newco would be converted into shares of the capital stock of the Company, upon the terms and subject to the conditions set forth in the Agreement. The parties desire to amend certain provisions of the Agreement in the manner and to the extent set forth herein, to extend the closing date and the outside date for such transaction.

         Accordingly, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       AMENDMENT OF THE AGREEMENT.

         1.1 Closing Date. Sections 2.2, 9.1(b)(ii) and 9.1(c)(ii) of the Agreement are amended by substituting the date "February 20, 1997" for the date "January 31, 1997" each place it appears.

         1.2 Outside Date. Sections 9.1(b)(iii) and 9.1(c)(iii) of the Agreement are amended by substituting the date "February 21, 1997" for the date "February 15, 1997" each place it appears.

2.       RATIFICATION.

         Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed.

3.       COUNTERPARTS.

         This Amendment may be signed in any number of counterparts, all of which taken together shall constitute one fully-executed agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                    NFC CASTINGS, INC.



                                    By: /s/ John Weber
                                       ________________________________

                                    Title: Vice President
                                          _____________________________


                                    NC MERGER COMPANY


                                    By: /s/ John Weber
                                       ________________________________

                                    Title: Vice President
                                           ____________________________


                                    NEENAH CORPORATION

                                    By: /s/ E. W. Aylward
                                       ________________________________

                                    Title: Chairman
                                           _____________________________

            SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



         This Second Amendment to Agreement and Plan of Reorganization (the "Second Amendment") is dated as of February 21, 1997 by and among NFC Castings, Inc., a Delaware corporation ("Parent"), NC Merger Company, a Wisconsin corporation ("Newco"), and Neenah Corporation, a Wisconsin corporation (the "Company").

                                    RECITALS

         Parent, Newco and the Company entered into an Agreement and Plan of Reorganization dated as of November 20, 1996 ("Agreement and Plan of Reorganization") pursuant to which they agreed to consummate a transaction in which Parent would acquire the Company for cash through a reverse triangular merger of Newco with and into the Company, whereby all of the outstanding shares of the capital stock of the Company would be converted into the right to receive cash and all of the outstanding shares of the capital stock of Newco would be converted into shares of the capital stock of the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization. Parent, Newco and the Company entered into a First Amendment to Agreement and Plan of Reorganization dated as of January 13, 1997 ("First Amendment") pursuant to which they agreed to amend certain provisions of the Agreement and Plan of Reorganization. (The Agreement and Plan of Reorganization, as amended by the First Amendment, is referred to herein as the "Agreement".) The parties desire to further amend certain provisions of the Agreement in the manner and to the extent set forth herein.

         Accordingly, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       AMENDMENT OF THE AGREEMENT.

         1.1 Closing Date. Sections 2.2, 9.1(b)(ii) and 9.1(c)(ii) of the Agreement are amended by substituting the date "April 11, 1997" for the date "February 20, 1997" each place it appears.

         1.2 Outside Date. Sections 9.1(b)(iii) and 9.1(c)(iii) of the Agreement are amended by substituting the date "April 11, 1997" for the date "February 21, 1997" each place it appears.

         1.3 Definitions. Section 1.1 of the Agreement is amended by amending the definitions of "Merger Price" and "Merger Price
Per Share" to read in their entirety as follows:

                           "Merger Price" shall mean the sum of $240,000,000.00
                  less an amount equal to the Settlement Adjustment Amount, to be delivered by Newco pursuant to Article II of this Agreement, subject to later adjustment as provided in Section 2.6(e) of this Agreement.

                           "Merger Price Per Share" shall mean the quotient
                  determined by dividing the Merger Price to be delivered by Newco at Closing by the total number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time. (For illustration purposes only, based on the total issued and outstanding shares of Company Common Stock set forth in Section 3.1(c) of this Agreement, the Merger Price Per Share would equal $54,060.14 less the amount determined by dividing the Settlement Adjustment Amount by the number 4439.50.)

         1.4 Definitions. Section 1.1 of the Agreement is amended by adding thereto the following additional defined terms:

                           "Former Shareholder" shall mean any former holder of
                  any shares of capital stock of the Company, whose shares of capital stock were repurchased by the Company at any time prior to the date of this Agreement.

                           "Former Shareholder Claim" shall mean any claim,
                  demand, cause of action, suit, obligation or liability whatsoever, in law or equity, known or unknown, whether or not asserted or assertable, and whether or not paid or settled, that any Former Shareholder (and such Former Shareholder's directors, officers, employees, stockholders, heirs, successors, assigns and agents) had, has or may have against, or that has been, might have been or may be asserted against, the Company, any of the Subsidiaries or any of the Company Shareholders, or any of the respective directors, officers, employees, stockholders, heirs, successors, assigns or agents of the Company, any of the Subsidiaries or any of the Company Shareholders, including without limitation any claim, demand, cause of action, suit, obligation or liability arising from or in connection with any sale or conveyance of any of such Former Shareholder's or any other Person's shares of the capital stock of the Company, including any claim, demand, cause of action, suit, obligation or liability based upon an allegation that such Former Shareholder did not receive fair value for his or her shares of the capital stock of the Company at the time such shares were repurchased by the Company or any other allegation in connection with such repurchase or in connection with the transactions contemplated by this Agreement.

                           "Former Shareholder Release" shall mean a
                  Confidential Settlement Agreement and Release substantially in the form of Exhibit H attached to this Agreement and otherwise in substance and amount reasonably acceptable to Parent and the Company.

                           "Recent Former Shareholder" shall mean any of the
                  following Former Shareholders: James P. Keating, Jr.,
                  Mary K. and James H. Russell, Jr., Katherine K. Wilson, Dan E. Johnson and the Neenah Foundry Foundation, Inc.

                           "Recent Former Shareholder Claim" shall mean any
                  claim, demand, cause of action, suit, obligation or liability whatsoever, in law or equity, known or unknown, whether or not asserted or assertable, and whether or not paid or settled, that any Recent Former Shareholder (and such Recent Former Shareholder's directors, officers, employees, stockholders, heirs, successors, assigns and agents) had, has or may have against, or that has been, might have been or may be asserted against, the Company, any of the Subsidiaries or any of the Company Shareholders, or any of the respective directors, officers, employees, stockholders, heirs, successors, assigns or agents of the Company, any of the Subsidiaries or any of the Company Shareholders, arising from or in connection with any sale or conveyance of any of such Recent Former Shareholder's or any other Person's shares of the capital stock of the Company, including any claim, demand, cause of action, suit, obligation or liability based upon an allegation that such Recent Former Shareholder did not receive fair value for his or her shares of the capital stock of the Company at the time such shares were repurchased by the Company or any other allegation in connection with such repurchase or in connection with the transactions contemplated by this Agreement.

                           "Settlement Adjustment Amount" shall mean one-half
                  (1/2) of the aggregate amount actually paid by Parent or Newco to the Recent Former Shareholders in exchange for obtaining Former Shareholder Releases from them, provided, however, that in no event shall the Settlement Adjustment Amount exceed $2,000,000.00.

         1.5 Payments to Recent Former Shareholders. Article II of the Agreement is amended by adding thereto, after Section 2.3 thereof, the following additional Section 2.3A:

                           2.3A Payments by Parent or Newco to Recent Former
                  Shareholders. At the Closing, Parent or Newco shall pay to each of the Recent Former Shareholders the settlement amount recited in the Former Shareholder Release applicable to such Recent Former Shareholder.

         1.6 Escrow Deposit. Section 2.5(a) of the Agreement is amended to read in its entirety as follows:

                           (a) Immediately after the Effective Time, the Paying Agent shall deposit or shall cause to be deposited with the Escrow Agent by wire transfer of immediately available funds, a portion of the Merger Price equal to $12,000,000.00 less an amount equal to the Settlement Adjustment Amount (the "Escrow Deposit"), to be held by the Escrow Agent in accordance with Section 8.2 of this Agreement and in accordance with the Escrow Agreement.

         1.7      Post-Closing Adjustment.  Section 2.6(a) of the
Agreement is amended by replacing the period at the end of clause
(ii) thereof with a semi-colon and adding thereto the following additional clauses (iii), (iv) and (v):

                  (iii) no reserves, accruals or other liabilities for any Former Shareholder Claims shall be established with respect to the Company or any Subsidiary, and the Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall contain no such reserves, accruals or liabilities; and

                  (iv) no expense for any accrual or payment of any portion of any Former Shareholder Claims, whether in settlement thereof or otherwise, shall be allowed or taken into account in computing the net income of the Company for the interim period ending immediately prior to the Effective Time on the Closing Date; and

                  (v) no reduction or decrease shall be made in any asset account of the Company or any Subsidiary for any payments made to the Recent Former Shareholders pursuant to Section 2.3A of this Agreement to the extent any such payments are considered or deemed to have been made by the Company or any Subsidiary.

         1.8 Approval of Supplemental Disclosures. Section 5.7(b) of the Agreement is amended by adding the following sentence to the end thereof:

                  Notwithstanding the immediately preceding sentence, for purposes of this Agreement, including without limitation
                  Section 6.1 of this Agreement, Parent hereby consents to all of the updates and supplements to the Disclosure Schedule set forth in the First Addendum to Disclosure Schedule to Agreement and Plan of Reorganization dated as of January 28, 1997 (except for the matter regarding the Recent Former Shareholders disclosed as new Item 7 under Section 3.10) and in the Second Addendum to Disclosure Schedule to Agreement and Plan of Reorganization dated as of February 7, 1997, and accordingly such updates and supplements (except for such matter regarding the Recent Former Shareholders disclosed as new Item 7 under Section 3.10) shall be taken into account for purposes of Section 6.1 of this Agreement.

         1.9 Minimum Cash on Hand. Section 6.17 of the Agreement is amended to read in its entirety as follows:

                           6.17 Minimum Cash on Hand. The Company and its
                  Subsidiaries on a consolidated basis shall have at least $18,000,000 cash and cash equivalents on hand at Closing (net of checks issued but not yet presented), less the amount of any payments made to the Recent Former Shareholders pursuant to Section 2.3A of this Agreement to the extent any such payments are considered or deemed to have been made by the Company or any Subsidiary.

         1.10 Conditions Precedent to Parent's and Newco's Obligations. Article VI of the Agreement is amended by adding thereto the following additional
Section 6.18:

                           6.18 Former Shareholder Releases. Parent shall have
                  received an irrevocable, duly executed Former Shareholder Release from each of the Recent Former Shareholders, the continued effectiveness of each of which as to the applicable Recent Former Shareholder is conditioned only upon payment to such Recent Former Shareholder at or before the Closing of the settlement amount recited in the Former Shareholder Release applicable to such Recent Former Shareholder.

         1.11 Conditions Precedent to Company's Obligations. Article VII of the Agreement is amended by adding thereto the following additional Section 7.10:

                           7.10 Former Shareholder Releases. Parent shall have
                  received, and Parent shall have delivered to the Company Representative a true and correct copy of, an irrevocable, duly executed Former Shareholder Release from each of the Recent Former Shareholders, the continued effectiveness of each of which as to the applicable Recent Former Shareholder is conditioned only upon payment to such Recent Former Shareholder at or before the Closing of the settlement amount recited in the Former Shareholder Release applicable to such Recent Former Shareholder.

         1.12 Indemnification on Behalf of Company Shareholders --Limitations.
Section 8.2(b) of the Agreement is amended by replacing the period at the end of clause (xiii) thereof with "; and" and adding thereto the following additional clause (xiv):

                           (xiv) for any Recent Former Shareholder Claims or
                  Losses attributable thereto.

         1.13 Termination of Agreement. Section 9.1(b) of the Agreement is amended by adding thereto the following additional clause (iv):

                                    (iv) the condition provided for in Section
                           6.18 of this Agreement has not been satisfied, or waived by Parent or Newco in writing, by March 14, 1997; or

         1.14 Termination of Agreement. Section 9.1(c) of the Agreement is amended by replacing the period at the end of clause (iv) thereof with "; or" and adding thereto the following additional clause (v):

                                    (v) the condition provided for in Section
                           7.10 of this Agreement has not been satisfied, or waived by the Company in writing, by March 14, 1997.

         1.15 Exhibits. The Agreement is amended by adding thereto as Exhibit H the form of Confidential Settlement Agreement and Release attached hereto as Exhibit H, and the schedule of Exhibits is modified accordingly.

         1.16 Exhibits and Schedules. Prior to Closing, the exhibits and schedules to the Agreement shall be amended to the extent necessary to reflect the amendments to the Agreement set forth in this Second Amendment.

2.       RATIFICATION.

         Except as expressly amended by this Second Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed.

3.       COUNTERPARTS.

         This Second Amendment may be signed in any number of counterparts, all of which taken together shall constitute one fully-executed agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

                               NFC CASTINGS, INC.



                               By: /s/ John Weber
                                  ________________________________

                               Title:_____________________________


                               NC MERGER COMPANY


                               By: /s/ John Weber
                                  ________________________________

                               Title:_____________________________


                               NEENAH CORPORATION


                               By: /s/ E. W. Aylward
                                  ________________________________

                               Title: Chairman, President & CEO
                                     _____________________________